                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------


                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934




      Date of Report (Date of earliest event reported): September 30, 1999



                      METROMEDIA INTERNATIONAL GROUP, INC.
-------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



         DELAWARE                    1-5706                      58-0971455
     ---------------               ------------              ------------------
     (State or other               (Commission                 (IRS Employer
     jurisdiction of               File Number)              Identification No.)
     incorporation)




  ONE MEADOWLANDS PLAZA, EAST RUTHERFORD, NEW JERSEY            07073-2137
-------------------------------------------------------------------------------
      (Address of principal executive offices)                  (Zip Code)



Registrant's telephone number, including area code:  (201) 531-8000
                                                     --------------------------

ITEM 2.           ACQUISITION OR DISPOSITION OF ASSETS

                  On September 30, 1999, Metromedia International Group, Inc. (the "Company") completed its merger with PLD Telekom Inc., a Delaware corporation ("PLD"), pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of May 18, 1999, among the Company, Moscow Communications, Inc. and PLD. A copy of the press release announcing the completion of the merger is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

                  PLD is a major provider of high quality, long distance and international telecommunications services in the former Soviet Union. Its five principal business units are PeterStar, which provides integrated local, long distance and international telecommunications in St. Petersburg through a fully digital fiber optic network; Teleport-TP, which provides international telecommunications services from Moscow and operates a pan-Russian satellite-based long distance network; Baltic Communications Limited, which provides dedicated international telecommunications services in St. Petersburg; ALTEL, which is the principal provider of cellular service in the republic of Kazakhstan; and BELCEL, which provides the only national cellular service in Belarus.

                  Pursuant to the Merger Agreement, the Company's wholly owned subsidiary, Moscow Communications, Inc., was merged with and into PLD and each share of PLD common stock was converted into the right to receive 0.6353 shares of the Company's common stock. The Company issued a total of 24,107,595 shares of common stock in the merger. Following consummation of the merger, PLD became a wholly owned subsidiary of the Company. Upon effectiveness of the merger, the shares of common stock of PLD were de-listed from the Nasdaq National Market System and the Toronto Stock Exchange.

                  In connection with the merger, each share of Series II and Series III convertible preferred stock of PLD (a total of 446,884 shares) was called for redemption on November 1, 1999 at a redemption price equal to Cdn. $1.00 per share, payable in cash.

                  Each outstanding option and warrant to acquire shares of PLD Common Stock was assumed by the Company and automatically converted into an option or warrant to purchase, on the same terms and conditions as were applicable under such options or warrants, shares of common stock of the Company in the following amount and at the following exercise price:

(i) the number of shares of common stock of the Company that can be purchased upon exercise of an option or warrant assumed by the Company shall be equal to the product of (x) the number of shares of PLD common stock formerly subject to such option or warrant and (y) 0.6353.

(ii) the exercise price per share of common stock of the Company under the option or warrant assumed by the Company shall be equal to (x) the exercise price per share of PLD common stock under the option or warrant divided by (y) 0.6353.

Fractional shares of any assumed option or warrant resulting from any adjustment described above will be eliminated.

                  Pursuant to the Merger Agreement, the Company increased the size of its Board of Directors from 9 members to 11 members and the Board of Directors elected Mr. James R.S. Hatt and Mr. I. Martin Pompadur, two PLD designees (Mr. Pompadur being a designee of News Corporation Limited), to serve on the Board.

                  In connection with the merger, the holders of all of PLD's 14% Senior Discount Notes due 2004 ($123,000,000 in aggregate principal amount) and

$25,000,000 in aggregate principal amount of PLD's 9% Convertible Subordinated Notes due 2006 (together, the "PLD Notes") exchanged their PLD Notes and all accrued but unpaid interest on these notes through the date of the merger for $210,631,000 in aggregate principal amount at maturity of 10.5% Senior Discount Notes due 2007 of the Company. The terms of such notes are described in greater detail under Item 5 below. The Company also purchased the remaining $1,500,000 in aggregate principal amount of PLD's 9% Convertible Subordinated Notes at a purchase price of 101% of the principal amount of such notes plus accrued but unpaid interest on such notes through the date of the merger. In connection with this exchange, all security interests in PLD's assets securing payments due under the PLD Notes, including approximately $15 million held in a cash collateral account, and all guarantees of the PLD Notes, were terminated and released in full. Following the exchange, the PLD Notes were repaid by PLD, using funds drawn under a revolving intercompany note from the Company, and the indentures and other agreements relating to such notes were terminated.

                  Also in connection with the merger, PLD repaid The Travelers Insurance Company and The Travelers Indemnity Company (together, "Travelers") approximately $8.6 million of amounts due under the revolving credit and warrant agreement dated November 26, 1997 between PLD and Travelers (the "Old Travelers Agreement"). PLD and Travelers also entered into an amended and restated revolving credit note agreement (the "New Travelers Agreement") pursuant to which PLD has agreed to repay Travelers the remaining $4,920,000 due under the Old Travelers Agreement on August 30, 2000. In addition, Travelers received at the closing of the merger 100,000 shares of PLD common stock (which were converted in the merger into shares of common stock of the Company at the 0.6353 exchange ratio) and 10-year warrants to purchase 700,000 shares of common stock of the Company at an exercise price to be determined in December 2000 that will be between $10 and $15 per share. However, if the amount outstanding under the New Travelers Agreement has not been fully repaid by August 30, 2000, the exercise price of the warrants will be reset to $.01 per share. Travelers retained its existing security interests in certain of PLD's assets. The performance by PLD of its obligations under the New Travelers Agreement is guaranteed by the Company and certain subsidiaries of PLD.

                  Also in connection with the consummation of the merger, PLD repaid all its outstanding loans, including interest (or approximately
$6 million), to News American Incorporated ("News") under the revolving credit agreement with News, dated as of September 30, 1998, as modified, between News and PLD.

                  PLD also purchased the remaining shares of Technocom Limited that it did not already own from Technocom's existing minority shareholders for an aggregate purchase price of approximately $12.6 million. Technocom is now a wholly owned subsidiary of PLD.

                  The Company and PLD also terminated a bridge loan agreement pursuant to which the Company had agreed to extend certain revolving bridge loans to PLD to fund PLD's ongoing operations during the period from the execution of the Merger Agreement to the consummation of the merger.
The amounts borrowed were repaid by PLD, and the shares of Technocom Limited securing the performance by PLD of its obligations under this agreement were released from pledge.

                  PLD used funds held in the cash collateral account referred to above, working capital and borrowings from the Company under a revolving intercompany note to make all the payments described above.

                  The press release filed as an exhibit to this report includes "safe harbor" language, pursuant to the Private Securities Litigation Reform Act of 1995, indicating that certain statements about the Company's business contained in the press release are "forward-looking" rather than "historic." The press release also states that a more thorough discussion of factors affecting the Company's operating results are included in the Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1998, its Quarterly Report on Form 10-Q/A for the quarter ended June 30, 1999, and other reports filed by the Company with the Securities and Exchange Commission.

ITEM 5.           OTHER EVENTS

                  On September 30, 1999, in connection with the merger with PLD, the Company issued $210,631,000 in aggregate principal amount at maturity of its 10 1/2% Senior Discount Notes due 2007 (the "Metromedia Notes") to the holders of PLD Notes pursuant to an Agreement to Exchange and Consent, dated as of May 18, 1999, by and among the Company, PLD and such holders.

                  The terms of the Metromedia Notes are set forth in an Indenture, dated as of September 30, 1999, between the Company and U.S. Bank Trust National Association as Trustee. The description of the Indenture and the Metromedia Notes contained in this report is qualified in its entirety by reference to the Indenture and the Metromedia Notes copies of which are attached as Exhibit 99.2 hereto and incorporated herein by reference.

                  The Metromedia Notes will mature on September 30, 2007. The Metromedia Notes were issued at a discount to their aggregate principal amount at maturity and will accrete in value until March 30, 2002 at the rate of 10 1/2% per year, compounded semi-annually to an aggregate principal amount at maturity of $210,631,000. The Metromedia Notes will not accrue interest in cash before March 30, 2002. After this date, the Metromedia Notes will pay interest at the rate of 10 1/2% per year, payable semi-annually in cash and in arrears to the holders of record on March 15 or September 15 immediately preceding the interest payment date on March 30 and September 30 of each year, commencing September 30, 2002. The interest on the Metromedia Notes will be computed on the basis of a 360-day year comprised of twelve months.

                  The Metromedia Notes are general senior unsecured obligations of the Company, rank senior in right of payment to all existing and future subordinated indebtedness of the Company, rank equal in right of payment to all existing and future indebtedness of the Company and will be effectively subordinated to all existing and future secured indebtedness of the Company to the extent of the assets securing such indebtedness and to all existing and future indebtedness of the Company's subsidiaries.

                  The Metromedia Notes will be redeemable at the sole option of the Company on and after March 30, 2002 only at a redemption price equal to their principal amount plus accrued and unpaid interest, if any, to but excluding the date of redemption.

                  Upon the occurrence of a change of control of the Company (as such term is defined in the Indenture), the holders of the Metromedia Notes will be entitled to require the Company to repurchase such holders' Notes at a repurchase price equal to 101% of the accreted value of the Metromedia Notes (if such repurchase is before March 30, 2002) or 101% of the principal amount of such Notes plus accrued and unpaid interest to the date of repurchase (if such repurchase is after March 30, 2002).

                  The Indenture for the Metromedia Notes limits the ability of the Company and certain of its subsidiaries to, among other things, incur additional indebtedness or issue capital stock or preferred stock, pay dividends on, and repurchase or redeem their capital stock or subordinated obligations, invest and sell assets and subsidiary stock, engage in transactions with affiliates and incur additional liens. The Indenture for the Metromedia Notes also limits the ability of the Company to engage in consolidations, mergers and transfers of substantially all of its assets and also contains limitations on restrictions on distributions from its subsidiaries.

                  The Company has registered a new series of Metromedia Notes under the Securities Act of 1933, as amended, and has launched an exchange offer for the exchange of all of its outstanding Metromedia Notes for such new series of Metromedia Notes which have been registered.

ITEM 7.           EXHIBITS

                  (a)      Financial Statements of Business Acquired.

                           The required financial statements of PLD are attached
hereto as APPENDIX A.

                  (b)      Pro Forma Financial Information.

                           The required pro forma financial information for the
merger is attached hereto as APPENDIX B.

                  (c) Exhibits.


                   EXHIBIT NUMBER                   DESCRIPTION

                        23.1              Consent of KPMG LLP.

                        23.2              Consent of KPMG LLP.

                        99.1              Press Release, dated September 30,
                                          1999.

                        99.2              Indenture, dated as of September 30,
                                          1999, between Metromedia International
                                          Group, Inc. and U.S. Bank National
                                          Association as Trustee.


                                   SIGNATURES



         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                             METROMEDIA INTERNATIONAL GROUP, INC.




Date: October 13, 1999          By: /s/ Silvia Kessel
                                   ---------------------------------------------
                                Name:  Silvia Kessel
                                Title: Chief Financial Officer, Executive Vice
                                       President, Treasurer and Director

                                  EXHIBIT INDEX






      EXHIBIT NUMBER                     DESCRIPTION                            PAGE NO.


           23.1            Consent of KPMG LLP.

           23.2            Consent of KPMG LLP.

           99.1            Press Release, dated September 30, 1999.

           99.2 Indenture, dated as of September 30, 1999, between Metromedia International Group, Inc.
                           and U.S. Bank National Association as
                           Trustee.


                                      APPENDIX A


                       PLD TELEKOM INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

ITEM                                                          PAGE
- ----                                                          ----
Independent auditors' report................................  F-2
Consolidated balance sheets as of December 31, 1998 and
  1997......................................................  F-4
Consolidated statements of operations for the years ended
  December 31, 1998, 1997 and 1996..........................  F-5
Consolidated statements of shareholders' equity for the
  years ended December 31, 1998, 1997 and 1996..............  F-6
Consolidated statements of cash flows for the years ended
  December 31, 1998, 1997 and 1996..........................  F-7
Notes to consolidated financial statements..................  F-9
Consolidated Condensed Balance Sheets as of June 30, 1999
  (Unaudited) and December 31, 1998.........................  F-36
Consolidated Condensed Statements of Operations (Unaudited)
  for the three and six months ended June 30, 1999 and 1998.  F-37
Consolidated Condensed Statements of Cash Flows (Unaudited)
  for the six months ended June 30, 1999 and 1998...........  F-38
Notes to Consolidated Condensed Financial Statements
  (Unaudited) for the three and six months ended
  June 30, 1999.............................................  F-39

                          INDEPENDENT AUDITORS' REPORT

Shareholders and Board of Directors
PLD Telekom Inc.:

     We have audited the accompanying consolidated balance sheets of PLD Telekom Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PLD Telekom Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1 to the consolidated financial statements, the Company has suffered recurring losses, has a working capital deficiency, and does not presently have sufficient funds on hand to meet its current debt obligations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          KPMG LLP

New York, New York
March 30, 1999

                                AUDITORS' REPORT

Shareholders and Board of Directors
PLD Telekom Inc.:

     We have audited the accompanying consolidated statements of operations, shareholders' equity and cash flows of PLD Telekom Inc. and subsidiaries for the year ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations of the Company and subsidiaries and their cash flows for the year ended December 31, 1996 in accordance with United States generally accepted accounting principles.

                                          KPMG LLP

Chartered Accountants
Toronto, Canada
March 21, 1997

                       PLD TELEKOM INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                                1998         1997
                                                              ---------    --------
ASSETS
Current assets:
  Cash and cash equivalents (note 7)........................  $   4,579    $ 17,256
  Trade receivables, net of allowance of $3,809 and $3,226,
     respectively...........................................     14,905      17,078
  Other receivables and prepaids............................      4,609       8,615
  Inventory.................................................      4,152       2,802
  Due from related parties (note 13(c)).....................      9,152       6,320
                                                              ---------    --------
     Total current assets...................................     37,397      52,071
Escrow funds (note 9).......................................     14,908      33,868
Property and equipment, net (note 4)........................    168,937     134,998
Telecommunications licenses (note 3), net of amortization of
  $37,737 and $26,294, respectively.........................     77,359      81,837
Due from related parties (note 13(c)).......................      2,011       3,011
Other investments (note 5)..................................      5,183       4,036
Goodwill, net of amortization of $1,656 and $575,
  respectively (notes 3(a) and (c)).........................     36,368      12,709
Other assets (note 6).......................................      9,945      13,056
                                                              ---------    --------
          Total assets......................................  $ 352,108    $335,586
                                                              =========    ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings (note 8)............................     18,124      20,320
  Accounts payable..........................................     10,293      11,692
  Accrued liabilities.......................................      4,463       4,882
  Taxes payable.............................................      3,664         944
  Due to related parties (note 13(d)).......................      4,639       5,336
  Deferred revenues.........................................      2,869       3,128
  Customer deposits.........................................      4,271       3,070
  Current portion of long-term debt.........................      5,073       4,085
                                                              ---------    --------
          Total current liabilities.........................     53,396      53,457
Long-term debt (note 9).....................................    151,814     133,516
Minority interest...........................................     22,021      21,382
Commitments and contingencies (note 14).....................
Shareholders' equity (notes 9 and 10):
  Preferred stock, par value $.01 per share.
  Authorized 100,000,000 shares; issued and outstanding
     446,884 shares.........................................          4           4
  Common stock, par value $.01 per share.
  Authorized 100,000,000 shares; issued and outstanding
     37,846,789 shares in 1998 and 33,324,290 shares in
     1997...................................................        378         333
Additional paid-in capital..................................    244,419     204,007
Accumulated deficit.........................................   (119,924)    (77,113)
                                                              ---------    --------
          Total shareholders' equity........................    124,877     127,231
                                                              ---------    --------
          Total liabilities and shareholders' equity........  $ 352,108    $335,586
                                                              =========    ========


          See accompanying notes to consolidated financial statements.

                       PLD TELEKOM INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
              (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)


                                                           1998          1997          1996
                                                        -----------   -----------   -----------
Revenues:
Telecommunications (note 13(a)).......................  $   143,474   $   112,468   $    60,562
  Finance lease income................................        1,886         1,956         1,404
                                                        -----------   -----------   -----------
                                                            145,360       114,424        61,966
Operating expenses:
  Direct costs (excludes depreciation)................       45,348        39,186        21,709
  General and administrative..........................       57,672        38,716        24,791
  Depreciation........................................       14,745        10,433         5,226
  Amortization........................................       11,326         7,867         4,883
  Taxes other than income taxes.......................        6,321         6,204         2,490
                                                        -----------   -----------   -----------
          Total operating expenses....................      135,412       102,406        59,099
                                                        -----------   -----------   -----------
          Operating income............................        9,948        12,018         2,867
Other income/(expense):
  Share of loss from equity investments, after
     amortization of licenses of $0, $0, and $2,477,
     respectively.....................................         (958)         (537)       (2,692)
  Interest and other income...........................        2,384         3,614         4,859
  Interest expense....................................      (21,953)      (17,846)       (9,973)
  Amortization of deferred financing costs............       (1,779)       (1,152)         (684)
  Foreign exchange loss...............................       (5,322)         (274)         (648)
  Other expense (note 16).............................       (5,881)          749            --
                                                        -----------   -----------   -----------
       Loss before income taxes and minority
          interest....................................      (23,561)       (3,428)       (6,271)
Income taxes (note 11)................................        9,864         7,739         3,669
                                                        -----------   -----------   -----------
       Loss before minority interest..................      (33,425)      (11,167)       (9,940)
Minority interest.....................................        9,386         9,399         2,521
                                                        -----------   -----------   -----------
       Net loss.......................................  $   (42,811)  $   (20,566)  $   (12,461)
                                                        ===========   ===========   ===========
Net loss per common share:
  Basic...............................................  $     (1.21)  $     (0.64)  $     (0.39)
                                                        ===========   ===========   ===========
  Diluted.............................................  $     (1.21)  $     (0.64)  $     (0.39)
                                                        ===========   ===========   ===========
Weighted average common shares outstanding............   35,274,151    32,061,070    31,579,201
                                                        ===========   ===========   ===========


          See accompanying notes to consolidated financial statements.

                       PLD TELEKOM INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                     PREFERRED STOCK         COMMON STOCK
                                     ----------------   ----------------------
                                     NUMBER               NUMBER                 ADDITIONAL
                                       OF                   OF                    PAID-IN     ACCUMULATED
                                     SHARES    AMOUNT     SHARES      AMOUNT      CAPITAL       DEFICIT      TOTAL
                                     -------   ------   ----------   ---------   ----------   -----------   -------
Balance at December 31, 1995.......  446,884    $31     31,507,034   $ 179,887         --       (44,086)    135,832
Exercise of options................       --     --        189,000         991         --            --         991
Issuance of warrants (note 9)......       --     --             --          --     13,592            --      13,592
Net loss for the year..............       --     --             --          --         --       (12,461)    (12,461)
                                     -------    ---     ----------   ---------    -------      --------     -------
Balance at December 31, 1996.......  446,884     31     31,696,034     180,878     13,592       (56,547)    137,954
Increase in par value from none to
  $.01 (note 10)...................       --     --             --    (180,561)   180,561            --          --
Change in par value of preferred
  stock (note 10)..................       --    (27)            --          --         27            --          --
Common stock cancellations.........       --     --           (150)         --         --            --          --
Exercise of options and warrants...       --     --        312,166           3      1,736            --       1,739
Issuance of shares (note 3(c)).....       --     --      1,316,240          13      7,668            --       7,681
Issuance of warrants (note 8(a))...       --     --             --          --        423            --         423
Net loss for the year..............       --     --             --          --         --       (20,566)    (20,566)
                                     -------    ---     ----------   ---------    -------      --------     -------
Balance at December 31, 1997.......  446,884      4     33,324,290         333    204,007       (77,113)    127,231
Common stock cancellations.........       --     --             --          --         --            --          --
Exercise of options and warrants...       --     --             --          --         --            --          --
Issuance of shares (notes 3(a),
  3(f) and 3(g))...................       --     --      4,522,499          45     39,174            --      39,219
Issuance of warrants (notes 8(a)
  and 10(c)).......................       --     --             --          --        449            --         449
Non-cash compensation expense (note
  12)..............................       --     --             --          --        789            --         789
Net loss for the year..............       --     --             --          --         --       (42,811)    (42,811)
                                     -------    ---     ----------   ---------    -------      --------     -------
Balance at December 31, 1998.......  446,884    $ 4     37,846,789   $     378    244,419      (119,924)    124,877
                                     =======    ===     ==========   =========    =======      ========     =======

          See accompanying notes to consolidated financial statements.

                       PLD TELEKOM INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                                 (IN THOUSANDS)


                                                                1998       1997       1996
                                                              --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(42,811)  $(20,566)  $(12,461)
  Adjustments to reconcile net loss to net cash provided
     by/(used in) operating activities:
     Depreciation and amortization..........................    27,850     19,452     10,793
     Accrued interest on senior discount notes..............    17,183     14,260      7,349
     Minority interest......................................     9,386      9,399      2,521
     Write-off of minority shareholder receivable...........     2,000         --         --
     Provision for finance lease receivable.................     3,203         --         --
     Write-down of asset....................................     2,000         --         --
     Gain on sale of SPMMTS.................................        --     (1,001)        --
     Deferred revenue.......................................      (259)     2,050       (898)
     Share of loss of equity investments....................       958        537      2,692
     Other..................................................       789         --        300
     Changes in operating assets and liabilities, net of
       effects of acquisitions:
       Decrease/(increase) in trade receivables.............     2,173     (6,550)    (2,478)
       Decrease/(increase) in other receivables and
          prepaids..........................................     4,009     (5,093)     1,827
       Increase in inventory................................    (1,350)      (962)      (392)
       Change in amounts due from or to related parties.....    (4,529)       386     (4,743)
       (Decrease)/increase in accounts payable, accrued
          liabilities, customer deposits, and other current
          liabilities.......................................      (683)    (1,119)    11,108
                                                              --------   --------   --------
          Net cash provided by operating activities.........    19,919     10,793     15,618
                                                              --------   --------   --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................   (39,538)   (38,990)   (43,201)
  Proceeds from sale of SPMMTS..............................        --     17,180         --
  Escrow funds..............................................    18,960      7,116    (40,984)
  Purchase of 30% investment in Technocom...................        --    (25,608)        --
  Teleport-TP finance lease and advances....................        --         --      3,916
  Cash paid for acquisition.................................      (500)        --         --
  Investments in Baltic Communications Limited, J.V.
     Technopark Limited and Teleport-TP, net of cash
     acquired...............................................        --         --     (7,515)
  Other investments.........................................        --        181       (140)
  Other assets..............................................       297       (747)      (267)
                                                              --------   --------   --------
          Net cash used in investing activities.............   (20,781)   (40,868)   (88,191)
                                                              --------   --------   --------


          See accompanying notes to consolidated financial statements.

                                                                1998       1997      1996
                                                              --------   --------   -------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Short-term debt borrowings/(repayments)...................  $ (4,900)  $(10,929)  $(6,550)
  Proceeds from issuance of 12% Revolving Credit Notes......        --     15,420        --
  Repayment of credit notes.................................    (2,000)        --        --
  Proceeds from issuance of 14% Senior Discount Notes.......        --         --    87,697
  Proceeds from issuance of 9% Convertible Subordinated
     Notes..................................................        --         --    26,500
  Long-term debt repayment..................................    (5,074)        --        --
  Deferred financing costs..................................        --         --    (9,224)
  Proceeds from issuance of common stock....................        --      1,739       991
  Cash dividends paid to minority shareholders..............    (3,000)    (1,000)       --
  Loans from shareholders...................................     3,500         --    (1,843)
  Related company advances..................................        --         --        --
  Due to equipment supplier.................................        --         --        --
  Recapitalization of PeterStar.............................        --      1,427        --
  Other financing...........................................      (341)        --        --
                                                              --------   --------   -------
          Net cash (used in)/provided by financing
            activities......................................   (11,815)     6,657    97,571
                                                              --------   --------   -------
          (Decrease)/increase in cash and cash
            equivalents.....................................   (12,677)   (23,418)   24,998
Cash and cash equivalents at beginning of year..............    17,256     40,674    15,676
                                                              --------   --------   -------
Cash and cash equivalents at end of year....................  $  4,579   $ 17,256    40,674
                                                              ========   ========   =======
Supplementary disclosures:
  Non-cash investing and financing activities:
     Issuance of warrants...................................  $    449   $    423   $    --
                                                              ========   ========   =======
     Acquisition of equipment under capital lease...........  $  4,019   $     --   $    --
                                                              ========   ========   =======
     Issued shares for acquired businesses..................  $ 39,219   $     --   $    --
                                                              ========   ========   =======
     Supplier financing.....................................  $  7,037   $ 11,302   $    --
                                                              ========   ========   =======
     Issuance of common stock for a portion of purchase
       price of Technocom...................................  $     --   $  7,681   $    --
                                                              ========   ========   =======
Interest paid...............................................  $  5,574   $  3,381   $ 2,425
                                                              ========   ========   =======
Income taxes paid...........................................  $  6,690   $  7,424   $ 3,678
                                                              ========   ========   =======


          See accompanying notes to consolidated financial statements.

                       PLD TELEKOM INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

(1) ORGANIZATION AND GOING CONCERN

  Business, Operations, Future Activities and Russian Business Environment

     The Company was previously incorporated under the laws of Ontario, Canada. Effective February 28, 1997, PLD Telekom Inc. ("PLD" or the "Company") was incorporated in the United States as a Delaware corporation. Through its majority-owned and controlled subsidiaries, the Company is a provider of local, long distance and international telecommunications services in the former Soviet Union.

     The Company's telecommunications businesses are at various stages of development and are growing rapidly in an emerging economy which, by its nature, has an uncertain economic, political and regulatory environment. The general risks of operating businesses in the former Soviet Union include the possibility for rapid change in government policies, economic conditions, the tax regime and foreign currency regulations.

     Ultimate recoverability of the Company's investments is dependent upon its ability to achieve and maintain profitability, which is dependent to a certain extent on the stabilization of the economies of the former Soviet Union, the ability to maintain the necessary telecommunications licenses and the ability to obtain adequate financing to meet capital commitments.

     In recent years, Russia has undergone fundamental political and economic change. As a result, operations carried out in Russia involve significant risks which are not typically associated with many other world markets. Instability in the market reform process could subject the Company to unpredictable changes in the basic business environment in which it currently operates. Uncertainties regarding the political, legal, tax or regulatory environment including the potential for adverse and retroactive changes in any of these, could significantly affect the Company's ability to operate commercially. Management is unable to estimate what changes may occur or the resulting effects of any such changes on the Company's financial position or future results from operations.

     In 1998, the effects of adverse economic conditions in Russia included a national liquidity crisis, devaluation of the rouble, higher interest rates, and reduced opportunity for refinancing or refunding of maturing debts. In order to partially address this situation, the Russian government announced policies intended to address the structural weaknesses in the Russian economy and financial sector.

     While the policies are intended to alleviate the economic crisis in Russia, the immediate effects could include slower economic growth or decline, a reduction in the availability of credit and the ability to service debt, an increase in interest rates, changes and increases in taxes, an increased rate of inflation or hyperinflation, further devaluation of the rouble, and restriction on convertibility of the rouble and movements of hard currency, an increase in the number of bankruptcies of entities (including bank failures), labor unrest and strikes resulting from the possible increase in unemployment, and political unrest. These conditions and future policy changes could have a material adverse effect on the operations of the Company and the realization and settlement of its assets and liabilities.

     The accompanying financial statements reflects management's assessment of the impact of this economic situation on the financial position of the Company. Actual results could differ from management's current assessments and such differences could be material. In addition, the effect on the Company's financial position of future developments and access to further financial information concerning the Company's customers, suppliers, financiers, and others and their ability to continue to transact with the Company cannot presently be determined. The financial statements therefore may not include all adjustments that might ultimately result from these adverse conditions.

                       PLD TELEKOM INC. AND SUBSIDIARIES

  Going Concern

     The Company has suffered recurring losses and has a working capital deficiency. Additionally, as discussed in note 8(a), the Company has approximately $13.4 million of Series A and Series B revolving credit notes due to two related holders (hereinafter defined as the "Travelers Parties") outstanding. $1.1 million of these notes were due to be repaid by September 30, 1998 and the remaining approximately $12.3 million of the notes were due to have been repaid by December 31, 1998. The Travelers Parties have given the Company a series of payment deferrals since December 31, 1998 with respect to these notes, the last of which was given on February 28, 1999 and defers payment of the notes to April 30, 1999. The Company does not presently have sufficient funds on hand to make such payments and management is actively engaged in pursuing ways to settle the Company's obligations to the Travelers Parties. In this context, the Company is currently exploring a range of financing alternatives. Historically, sources of financing have included private placements of common and preferred shares and debt, asset and investment sales, shareholder loans and bank lines of credit supported by shareholder guarantees. While management believes that, as long as progress towards settlement of such obligations is being made, the Travelers Parties will be willing to agree to additional payment deferrals, there can be no assurance that they will not demand payment in full of the Series A and Series B notes. The Company's failure to make payment in full could result in a cross-default under and acceleration of the Senior Discount Notes and the Convertible Subordinated Notes, which have an aggregate principal amount of $149.5 million (see note 9). This in turn could require the Company to resort to extraordinary measures, including making sales of assets under distressed conditions or ultimately seeking the protection of the bankruptcy courts.

     In addition, should the minority shareholders in Technocom, who have the right to put their Technocom shares to the Company from mid-1999 onwards (as described in note 3(c)), elect to exercise these rights, then the Company's inability to meet its obligations would be exacerbated. The Company is engaged in efforts to address this issue, including through reaching some accommodation with the minority shareholders regarding their put options. In the event that no solution can be found, then this in turn could require the Company to resort to extraordinary measures as outlined above.

     These factors raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The Company's significant accounting policies are summarized as follows:

  (a) Basis of Presentation

     The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP).

     The consolidated financial statements include the accounts of the Company and its majority-owned and controlled subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation. Investments in affiliates in which the Company has significant influence, but does not exercise control, are accounted for under the equity method. Investments of the Company over which significant influence is not exercised are carried under the cost method.

  (b) Cash and Cash Equivalents

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. At December 31, 1998 and 1997, the Company's cash equivalents consist of term deposits of approximately $1.4 million and $7.2 million, respectively.

                       PLD TELEKOM INC. AND SUBSIDIARIES

  (c) Investments

     Management determines the appropriate classification of its investments at the time of purchase and classifies them as trading, available-for-sale or held-to-maturity in accordance with the provisions of Statement of Financial Accounting Standards No. 115 (SFAS 115), "Accounting for Certain Investments in Debt and Equity Securities." At December 31, 1998 and 1997, the Company's investments which are held in escrow, consist of U.S. Treasury Bonds with a carrying value of $14.9 million and $33.9 million, respectively, and have been classified as available-for-sale. In accordance with SFAS 115, the Company carries its available-for-sale investments at fair value, with unrealized gains and losses reported as a separate line item in shareholders' equity. Due to the short maturity period (1998 -- maturing on January 5, 1999 and 1997 -- maturing on January 7, 1998), the carrying value of these investments approximates its fair market value at December 31, 1998 and 1997.

  (d) Revenue Recognition

     The Company records telecommunication revenues as earned, at the time services are provided.

  (e) Inventory

     Inventory is stated at the lower of average cost or net realizable value and is composed of telephony products held for resale to customers.

  (f) Property and Equipment

     Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets as follows:

Telecommunications equipment.............................     10 years
Buildings................................................   28.5 years
Leasehold improvements...................................     10 years
Office furniture and equipment (including computer
  equipment).............................................    3-5 years
Software.................................................      5 years

     Interest cost incurred during the period of construction of property and equipment is capitalized. The interest cost capitalized in 1998 and 1997 amounted to and $1.3 million and $0.9 million, respectively.

  (g) Intangible Assets

     Telecommunications licenses are being amortized on a straight-line basis over the terms of the licenses.

     Goodwill represents the excess of the purchase price over the fair values of the net assets acquired and is being amortized on a straight-line basis over periods ranging from ten to twenty years.

     Deferred financing costs represent costs incurred to issue debt. Deferred financing costs are capitalized and amortized over the term of the related debt.

  (h) Fair Value of Financial Instruments

     The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, escrow funds, trade and other receivables, amounts due from or to related parties, bank indebtedness and accounts payable approximate fair value due to their short maturities. The fair value of long-term debt is based on discounted cash flow analysis.

                       PLD TELEKOM INC. AND SUBSIDIARIES

  (i) Reporting Currency and Foreign Currency Translation

     The statutory accounts of the Company's consolidated subsidiaries are maintained in accordance with local accounting regulations and are stated in local currencies.

     Local statements are adjusted to U.S. GAAP and then translated into U.S. dollars in accordance with Statement of Financial Accounting Standards No. 52 (SFAS 52), "Foreign Currency Translation."

     Under SFAS 52, the financial statements of foreign entities in highly inflationary economies are measured in all cases using the U.S. dollar as the functional currency. U.S. dollar transactions are shown at their historical value. Monetary assets and liabilities denominated in local currencies are translated into U.S. dollars at the prevailing period-end exchange rate. All other assets and liabilities are translated at historical exchange rates. Results of operations have been translated using the monthly average exchange rates. Translation differences resulting from the use of these different rates are included in the accompanying consolidated statements of operations.

  (j) Income Taxes

     Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income or expense in the period it occurs.

  (k) Net Loss Per Common Share

     Basic Earnings (Loss) per Share (EPS) is computed by dividing income or loss by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution from the exercise or conversion of securities into common stock, such as stock options, at the beginning of the period being reported on.

     Net loss and weighted average shares outstanding used for computing diluted loss per common share were the same as that used for computing basic loss per common share for each of the years ended December 31, 1998, 1997 and 1996.

     The Company had potentially dilutive common stock equivalents of 19,629,601, 11,715,914 and 10,285,080 for the years ended December 31, 1998,
1997 and 1996, respectively, which were not included in the computation of diluted net loss per common share because they were antidilutive for the periods presented.

  (l) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates.

  (m) Equity Compensation

     The Company accounts for its stock option plan in accordance with Statement of Financial Accounting Standards ("SFAS") No. 123 which allows entities to continue to apply the provisions of Accounting Principles Board ("APB") Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based

                       PLD TELEKOM INC. AND SUBSIDIARIES
method, as defined in SFAS No. 123, had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure required by SFAS No. 123. See Note 12.

  (n) Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

     Long-lived assets and certain identifiable intangibles are reviewed by the Company for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount to undiscounted future net cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

  (o) Comprehensive Income

     SFAS 130, "Reporting Comprehensive Income," was issued in June 1997. SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. SFAS 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in an annual financial statement that is displayed with the same prominence as other financial statements. The Company adopted SFAS 130 as of January 1, 1998. For the years ended December 31, 1998, 1997 and 1996 comprehensive loss was equal to consolidated net loss reported on the consolidated statement of operations. As SFAS 130 only requires additional disclosures in the Company's consolidated financial statements, its adoption did not have any impact on the Company's consolidated financial position or results of operations.

  (p) Segments

     SFAS No. 131 (SFAS 131), "Disclosure about Segments of an Enterprise and Related Information," was issued in June 1997. SFAS 131 establishes standards for the manner in which public companies should report information about operating segments in annual financial statements and requires that those companies report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company adopted SFAS 131 for its annual reporting in 1998.

  (q) Reclassifications

     Certain reclassifications have been made to the prior year's financial statements to conform to the current year's presentation.

(3) BUSINESSES AND ACQUISITIONS

     The Company's key interests at December 31, 1998 include a 71% equity interest in PeterStar Company Limited ("PeterStar"); a 50% equity interest in ALTEL, formerly known as BECET International ("ALTEL"); an approximate 80% equity interest in Technocom Limited ("Technocom"), which holds an approximate 49% equity interest in Teleport-TP ("Teleport-TP"); and a 50% interest in BELCEL. The Company also owns 100% of Baltic Communications Limited ("BCL") and 100% of CPY Yellow Pages Limited ("Yellow Pages").

  (a) PeterStar

     PeterStar is a joint stock company registered in 1992 under the laws of the Russian Federation to provide international and domestic telecommunications services for St. Petersburg. In November 1994, PeterStar was

                       PLD TELEKOM INC. AND SUBSIDIARIES
granted a new license to provide these services for a further ten years. The license was reissued in June 1996 and requires that at least 74,200 lines be introduced by June 1999. At December 31, 1998, PeterStar had 168,166 lines in place.

     In October 1992, the Company acquired a 50% interest in PeterStar for consideration of $19.8 million. An additional 9% interest was acquired in March 1994 for consideration of $8.2 million and an additional 1% interest was acquired in April 1996 for $1.8 million. All of the consideration through April 1996 has been allocated to telecommunications licenses. The Company's interest in PeterStar is owned by its wholly owned subsidiary, NWE Capital (Cyprus) Limited ("NWE Cyprus"), a company incorporated in Cyprus.

     Effective September 30, 1998 the Company acquired an additional 11% interest in PeterStar by acquiring 100% of the shares of PLD Holdings Limited, a Bermuda company and the owner of that 11% interest, from News America Incorporated ("News") -- which had acquired the interest from Cable and Wireless plc. News is the owner, through an affiliate, of 38% of the Company's Common Stock. The acquisition was accounted for by the purchase method of accounting. The total consideration for the acquisition, including acquisition costs, was approximately $33.9 million (the Company issued 3,826,041 shares of its common stock with a market value of $8.73 per share) and was allocated to telecommunication licenses, goodwill and purchase of minority interests in the amounts $3.4 million, $24.7 million and $5.8 million, respectively. The goodwill will be amortized on a straight-line basis over 20 years and the telecommunication license will be amortized over its remaining term, which expires in 2004.

  (b) ALTEL

     ALTEL provides cellular services pursuant to a 15-year license to operate a cellular telephony system in Kazakhstan until February 2009. The Company's 50% interest in ALTEL is owned by its wholly owned subsidiary, Wireless Technology Corporations Limited ("WTC"), a company incorporated in the territory of the British Virgin Islands, which in turn is owned by NWE Cyprus. In connection with the acquisition of ALTEL, the Company was committed to provide financing of up to $3.0 million to fund a number of special telecommunications projects undertaken by the Ministry of Communications in Kazakhstan. Such amount, which was paid in 1995, has been treated as additional cost of the Company's investment in ALTEL.

  (c) Technocom

     The Company subscribed for preferred shares of Technocom, a company incorporated in the Republic of Ireland, in the amount of $40.0 million, of which $20.0 million was subscribed for on acquisition in 1994 and the remaining $20.0 million was subscribed for in June 1996 from the proceeds of the financing described in note 9. The preferred shares entitle the Company to the first $20.0 million of Technocom's dividend distributions. After receipt of such preference dividends, all the preferred shares will be converted into a single ordinary share of Technocom. The carrying value of the Company's investment in Teleport-TP and minority interest were each increased by a total of $10.0 million in 1995/1996 to reflect the minority interest's ultimate share in the preferred equity.

     On November 26, 1997, PLD acquired an additional 59 ordinary shares of Technocom increasing its ownership from 50.1% to 80.4%. The total consideration for the acquisition was $32.5 million, plus acquisition costs of approximately $840,000 and was allocated to telecommunications licenses, goodwill, and purchase of minority interest in the amounts of $16.0 million, $11.1 million, and $6.2 million, respectively. Approximately $24.8 million was paid in cash and the remainder in shares of PLD common stock (1,316,240 shares of common stock with a fair market value of $5.85 per share, which cannot be sold until the year
2000). The cash element of the transaction was funded with escrowed funds and with the proceeds from the Company's 12% Revolving Credit Notes (see note 8).

                       PLD TELEKOM INC. AND SUBSIDIARIES

     In addition, on November 26, 1997, the Company restructured certain "put and call" arrangements with the other two shareholders of Technocom. Under these arrangements, as originally structured, the remaining ordinary shares of Technocom held by these shareholders (29 shares, or approximately 14.6% of the total ordinary shares outstanding, and 10 shares, or approximately 5% of the total ordinary shares outstanding) were to have been independently valued in 1999 and the Company had the right to call, and the other two shareholders had the right to put, their respective interests at the per share value established by the valuation. The arrangements were restructured as a part of the transaction whereby PLD acquired an additional interest in Technocom from such shareholders, and PLD requested, and the shareholders agreed to, such restructuring in consideration for PLD agreeing to acquire part of their interests.

     These arrangements were restructured as follows. In the case of the holder of the 29 shares, while the date on which the put or call could be exercised did not change, the valuation procedure was eliminated and the "put and call" price for its interest was set at a fixed $17.5 million. In the case of the holder of the 10 shares, 2 of its remaining 10 ordinary shares were made subject to a new put and call arrangement which would come into effect in 1998, with the "put and call" price to be $1.0 million or, at the holder's option, that number of shares of common stock which results from dividing $1.0 million by the lower of $5.85 and the average closing price of such shares over the preceding 10 trading days. The remaining 8 ordinary shares continue to be subject to the existing put and call arrangements in 1999, except that the valuation will be made by the Company and the amount paid pursuant to the exercise of either the put or the call cannot exceed $9.6 million or be less than $6.7 million.

     Both of the other two shareholders of Technocom provide services to Technocom and PLD under management contracts with Technocom (see note 13(d)).

     On December 20, 1996, Technocom acquired 55.5% of the outstanding shares of J.V. Technopark Limited ("Technopark") from the minority shareholders of Technocom for $3.0 million. Technopark is incorporated in Russia and owns a 7.5% equity interest in Teleport-TP and commercial property in Moscow. The acquisition of Technopark has been accounted for using the purchase method.

  (d) Teleport-TP

     The Company currently controls 56% of the voting interests in Teleport-TP through its ownership of Technocom (see note 3(c)), which has a 49.3% equity interest in Teleport-TP. The Company originally acquired a 41.8% equity investment in Teleport-TP through its acquisition of 50.8% of the outstanding common stock of Technocom. In May 1996, Technocom acquired an additional 3.3% indirect equity interest in Teleport-TP for cash consideration of $2.0 million, substantially all of which was allocated to Teleport-TP's telecommunications licenses. The additional interest was acquired through a company controlled by a minority shareholder of Technocom.

     Teleport-TP is a Russian joint stock company which holds four principal operating licenses. The first license expires in November 2004 and authorizes Teleport-TP to provide long distance and international telecommunications services to private networks within Moscow and, to a limited extent, elsewhere in the Russian Federation. Teleport-TP is required by the terms of the license to have at least 10,500 subscribers (which is 70% of the maximum number of subscribers permitted under the license) in place by October 1999. Under the terms of the license agreement, there are no penalties should Teleport-TP not attain the required number of lines.

     The second license expires in October 2004 and permits the operation of 1,000 international leased circuits for the transmission of television and telecommunications services. The third license, which expires in January 2002, permits the provision of data services with interconnection to the public network and requires capacity for 70,000 subscribers by December 2000. The fourth license, which expires in May 2001, is an

                       PLD TELEKOM INC. AND SUBSIDIARIES
overlay license which permits Teleport-TP to offer local, long distance and international voice and data services which are interconnected to the public telephone network in 40 regions across Russia.

     As a result of the acquisition of Technopark, the Company consolidated Teleport-TP's balance sheet at December 31, 1996. The results of operations of Teleport-TP have been included in the consolidated statements of operations from January 1, 1997.

     Condensed financial information of Teleport-TP for the year ended December 31, 1996 is as follows:

                                                                   1996
                                                              --------------
                                                              (IN THOUSANDS)
Telecommunications revenues.................................     $11,104
Cost of sales...............................................       6,534
                                                                 -------
       Gross profit.........................................       4,570
                                                                 -------
Operating expenses:
General and administrative..................................       2,617
Other taxes.................................................         592
Depreciation of assets under capital lease..................       1,016
Other depreciation and amortization.........................         200
                                                                 -------
                                                                   4,425
                                                                 -------
       Operating income.....................................         145
Interest on capital lease...................................        (531)
Other interest and financing charges, net...................         251
                                                                 -------
       Earnings/(loss) before income taxes..................        (135)
Income taxes................................................          --
                                                                 -------
       Net loss.............................................     $  (135)
                                                                 =======
Technocom's interest therein................................         (75)
Amortization of excess purchase price.......................      (2,477)
                                                                 -------
       Share of Teleport-TP loss............................     $(2,552)
                                                                 =======

     Teleport-TP's revenues for the years ended December 31, 1996 include sales to its minority shareholder of $4.6 million, making Teleport-TP to some extent economically dependent on its minority shareholder.

     Teleport-TP's cost of sales for the year ended December 31, 1996 includes costs of $2.9 million charged by a company controlled by one of the minority shareholders of Technocom.

     General and administrative expenses for the year ended December 31, 1996 include costs of $576,000 related to marketing services provided by a company controlled by one of the minority shareholders of Technocom.

  (e) BCL

     Effective April 1, 1996, the Company acquired all of the outstanding shares of BCL from Cable & Wireless and its Russian partners for cash consideration of $3.0 million, plus acquisition costs of $253,000. BCL is a Russian joint stock company which provides international direct dial, international pay phone and private line services to a corporate customer base in St. Petersburg. BCL's results of operations are included in the consolidated financial statements from the date of acquisition.

     The acquisition has been accounted for using the purchase method.

                       PLD TELEKOM INC. AND SUBSIDIARIES

  (f) Ultra Pass Systems Limited

     During the second quarter of 1998, the Company purchased 98% of the authorized and issued share capital of Ultra Pass Systems Limited ("Ultra Pass"), from the shareholders of Ultra Pass. In consideration for the purchase of the Ultra Pass shares, the Company issued 196,458 of shares of its Common Stock, par value $0.01 per share, having an aggregate market value of approximately $1.8 million and paid $500,000 in cash. The acquisition has been accounted for by the purchase method of accounting and the purchase price has been allocated to licenses and software in the amounts of $0.8 million and $1.5 million, respectively.

  (g) CommStruct International Byelorussia BV

     Effective September 30, 1998 the Company acquired a 50% interest in BELCEL, a mobile telephone business in the Republic of Belarus, together with certain intercompany indebtedness, from Cable and Wireless plc. The Company acquired its 50% interest in BELCEL by acquiring all of the shares of CommStruct International Byelorussia BV (CIBBV), a corporation organized under the laws of the Netherlands, which owned such 50% interest. The acquisition was accounted for by the purchase method of accounting. The total consideration for the acquisition was 500,000 shares of common stock valued at approximately $4.4 million, which has been allocated as follows:

Fixed assets................................................  $1,211
Investment in and advances to BELCEL........................   3,184
Current assets..............................................      81
Current liabilities.........................................    (111)
                                                              ------
                                                              $4,365
                                                              ======

(4) PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 1998 and 1997 consist of the following:

                                                                1998        1997
                                                              --------    --------
                                                                 (IN THOUSANDS)
Telecommunications equipment:
  Installed.................................................  $152,454    $123,902
  Uninstalled...............................................    33,649      10,396
Buildings...................................................     6,114       5,434
Office furniture and equipment (including computer
  equipment)................................................     7,524       6,129
Leasehold improvements......................................     6,734       6,082
Advances to equipment suppliers.............................     3,124       4,252
Motor vehicles..............................................     1,248       1,925
                                                              --------    --------
          Total property and equipment......................   210,847     158,120
Less: accumulated depreciation..............................   (41,910)    (23,122)
                                                              --------    --------
          Property and equipment, net.......................  $168,937    $134,998
                                                              ========    ========

     Property and equipment at December 31, 1998 and 1997 includes telecommunications equipment with a cost of $17.6 million, $16.5 million, respectively which has been pledged under the terms of long-term installment purchase agreements (see note 9).

                       PLD TELEKOM INC. AND SUBSIDIARIES

(5) OTHER INVESTMENTS

     Other investments at December 31, 1998 and 1997 consist of the following:

                                                               1998      1997
                                                              ------    ------
                                                               (IN THOUSANDS)
Equity investment in BELCEL(a)..............................  $2,830    $   --
Equity investment in MTR-Sviaz(b)...........................   1,752     3,128
Equity investment in Rosh Telecom...........................      92       542
Investment in Gorizont-RT, at cost..........................     224       224
Other investments, at cost..................................     285       142
                                                              ------    ------
          Total.............................................  $5,183    $4,036
                                                              ======    ======

  (a) Equity Investment in BELCEL

     As discussed in note 3(g), the Company acquired a 50% interest in BELCEL, a mobile telephone business in Belarus, together with certain intercompany indebtedness, from Cable and Wireless plc. The Company acquired its 50% interest in BELCEL by acquiring all of the shares of CIBBV, a corporation organized under the laws of the Netherlands, which owned such 50% interest. BELCEL is accounted for using the equity method.

  (b) Equity Investment in MTR-Sviaz

     Technocom has a 49% equity interest in a Russian joint stock company, MTR-Sviaz, which is a joint venture with Mosenergo, the Moscow city power utility, to modernize and commercialize a portion of Mosenergo's internal telecommunications network. MTR-Sviaz holds two operating licenses and commenced operations in late 1996. The first license authorizes MTR-Sviaz to provide local and long distance leased line services within the city and region of Moscow. Under the second license, MTR-Sviaz is authorized to provide local telephone services through interconnection (via the Mosenergo network) with the public switched telephone network within the city and region of Moscow. During 1998 and 1997, Technocom leased telecommunications equipment and access rights with a net book value of $4.0 million and $4.7 million, respectively, to MTR-Sviaz under finance leases. For the years ended December 31, 1998 and 1997, the Company recorded finance lease income of $1.7 million and $2.0 million, respectively, related to these leases. At December 31, 1998 and 1997, the investment in MTR-Sviaz is composed of a finance lease receivable of $3.6 million and $4.5 million, offset by the Company's share of losses of MTR-Sviaz of $1.9 million and $1.4 million, respectively.

     Future minimum lease payments receivable from MTR-Sviaz, by year and in the aggregate, are as follows:

                                                                (IN THOUSANDS)
1999........................................................        $2,530
2000........................................................         1,704
2001........................................................           547
2002........................................................           547
2003........................................................           547
Thereafter..................................................         1,411
                                                                    ------
       Total minimum lease payments.........................         7,286
Amounts representing interest...............................        (3,667)
                                                                    ------
Present value of minimum lease payments.....................        $3,619
                                                                    ======

                       PLD TELEKOM INC. AND SUBSIDIARIES

  (c) Investment in St. Petersburg Intercity & International Telephone (SPMMTS)

     The Company held a 10.4% equity interest (13.9% voting interest) in SPMMTS, a privatized Russian company which operates the long distance and international gateway in St. Petersburg. In June 1997, the Company sold its investment in SPMMTS for proceeds of $17.2 million. A gain of $1.0 million is included within other expense in the consolidated statement of operations.

(6) OTHER ASSETS

     Other assets at December 31, 1998 and 1997 consist of the following:

                                                               1998       1997
                                                              -------    -------
                                                                (IN THOUSANDS)
Deferred financing costs, net of accumulated amortization of
  $3,615 and $1,836.........................................  $ 6,482    $ 7,811
Deferred charges............................................       --        861
Other.......................................................    3,463      4,384
                                                              -------    -------
                                                              $ 9,945    $13,056
                                                              =======    =======

(7) CASH AND CASH EQUIVALENTS

     The Company's cash and cash equivalents at December 31, 1998 and 1997 consist of the following:

                                                               1998       1997
                                                              -------    -------
                                                                (IN THOUSANDS)
Cash and cash equivalents on deposit:
  In Russia and Kazakhstan..................................  $ 3,468    $ 7,611
  Outside Russia and Kazakhstan.............................    1,111      9,645
                                                              -------    -------
                                                              $ 4,579    $17,256
                                                              =======    =======

(8) SHORT-TERM BORROWINGS

     The Company's short-term borrowings at December 31, 1998 and 1997 consist of the following:

                                                               1998       1997
                                                              -------    -------
                                                                (IN THOUSANDS)
12% Revolving Credit Notes(a)...............................  $13,420    $15,420
Notes payable(b)............................................    4,704      4,000
Bank loan facility(c).......................................       --        900
                                                              -------    -------
                                                              $18,124    $20,320
                                                              =======    =======

  (a) 12% Revolving Credit Notes


     In November 1997, the Company issued $12.3 million in Series A secured revolving credit notes (the "Series A Notes"), and $3.1 million in Series B revolving credit notes (the "Series B Notes"), to The Travelers Insurance Company and The Travelers Indemnity Company (collectively, the "Travelers Parties"). Both the Series A Notes and the Series B Notes are secured by the Company's inventory and accounts receivable. In addition, the Series A Notes are secured by 28 of the 59 Technocom ordinary shares acquired (see note 3(c)). In addition to issuing the Series A and Series B Notes, the Company also issued to the Travelers Parties a total of 423,000 warrants to purchase Common Stock at $8.625 at any time up to

                       PLD TELEKOM INC. AND SUBSIDIARIES

December 31, 2008 (the "Travelers Warrants"). These warrants have been valued at $423,000 and were amortized over the original term of the revolving credit notes.

     Both the Series A and B Notes bear interest at an annual rate of 12%, payable monthly in cash. This interest rate increased from 12% to 15% on June 1, 1998 as the Company did not raise $20.0 million in additional equity by May 31, 1998. The Series A and Series B Notes were required to be amortized starting in July 1998.

     Pursuant to the terms of the Series A Notes and the Series B Notes, the Company had the option of making certain "targeted reductions in commitment" with respect to such Notes commencing in July 1998, or of issuing additional warrants to purchase shares of the Company's Common Stock (the "Additional Warrants") at an exercise price of $8.625 each, expiring on December 31, 2008. The Company elected not to make any such "targeted reductions in commitment" and, as a result, issued a total of 182,000 Additional Warrants to the Travelers Parties. These warrants have been valued at $182,000 and were amortized over the remaining original term of the debt.

     The Company made required amortization payments due with respect to the Series B Notes on July 31 and August 31, 1998. The $1.1 million balance due on the Series B Notes was payable in full on September 30, 1998 but, as a result of News issuing a guarantee in respect of the amount due, the maturity date was deferred by the Travelers Parties to December 31, 1998.

     The $1.0 million required payments due on the Series A Notes on October 31 and November 30, 1998 were also deferred by the Travelers Parties to December 31, 1998, also as a result of News issuing guarantees in respect of these amounts due.

     On December 31, 1998 the Series A Notes matured and the balance due became payable in full. Taking into account the amounts deferred, the total due under the Series A and Series B Notes as of that date was $13.42 million.

     Under the terms of the Revolving Credit Agreement, if the Series A and Series B Notes are not repaid in full when due, the exercise price of all warrants issued to the holders of the Series A and Series B Notes are reset at $0.01 per share. In addition, on December 31, 1998 and on the last day of each succeeding month until the Revolving Credit Notes have been repaid in full, the holders of the Series A Notes are entitled to receive 70,000 additional warrants to purchase shares of the Company's Common Stock and the holders of the Series B Notes are entitled to receive 32,000 additional warrants to purchase shares of the Company's Common Stock, in each case at a price of $0.01 per share. All such warrants, referred to as "Default Warrants", are to have an expiration date ten years after their respective dates of issue.

     The Travelers Parties have given the Company a series of payment deferrals since December 31, 1998 with respect to the amounts due under the Series A and Series B Notes, the last of which was given on February 28, 1999 and defers payment of the Notes to April 30, 1999. At the same time, the Travelers Parties have expressly reserved their rights to claim all of the Default Warrants to which they would be entitled under the formula described above, and also to claim that the exercise price of the Travelers Warrants and the Additional Warrants has been reset at $0.01 per share.

     On the basis that the Travelers Parties have only reserved their rights in relation to the Default Warrants and the reset of the exercise price of the Travelers Warrants and the Additional Warrants, the Company has taken the position that: (i) the Default Warrants need not be recognized since they have not been issued; and (ii) revaluation of the Travelers Warrants and Additional Warrants to reflect an exercise price of $0.01 per share is not required.

                       PLD TELEKOM INC. AND SUBSIDIARIES

  (b) Notes Payable

     Notes payable at December 31, 1998 include a promissory note issued to Scientific Atlanta, Inc. for $1.2 million on May 20, 1998, in settlement for equipment and services, and due on November 20, 1999.

     Also included are notes payable totalling $3.5 million issued to News in November and December 1998.

     On November 30, 1998 (but effective September 30, 1998), the Company entered into a revolving credit agreement with News (the "News Revolving Credit Agreement") under which News agreed to advance up to $8.1 million to the Company. On March 22, 1999, News increased the amount it would advance to $9.1 million. Each advance under the News Revolving Credit Agreement bears interest at an annual rate of 20% and is repayable on June 30, 1999. Advances are evidenced by notes which, together with interest thereon, are convertible at News' option into shares of Common Stock of the Company at conversion rates determined as of the date of issue of the applicable note. In addition, in the event that News guarantees obligations of the Company, a note is issued reflecting the Company's reimbursement obligation should such guarantee be called. Amounts so guaranteed are treated as advances under the News Revolving Credit Agreement, meaning that they count with respect to the $9.1 million ceiling on total advances. In addition, in the event a guarantee is called, the Company will owe interest on its reimbursement obligation at the annual rate of 20% calculated from the date payment by News is made under its guarantee. Notes issued in respect of reimbursement obligations, together with interest thereon, are also convertible into shares of Common Stock at conversion rates determined as of their date of issue. News can cease making advances at any time and for any reason. Currently, however, the full amount available under the News Revolving Credit Agreement has been advanced or applied in respect of News' guarantees. Of the total, notes aggregating $3.1 million have been issued in respect of guarantees of the Series A and Series B Notes as described in (a) above.

     Notes payable at December 31, 1997 consisted of a promissory note issued to Scientific Atlanta on June 10, 1997. The promissory note, in settlement of equipment and services, was paid on June 10, 1998.

  (c) Bank Loan Facility

     At December 31, 1998, the Company had no bank loan facility. In December 1997, PeterStar entered into a $2.0 million, one-year loan facility with BNP Dresdner Bank for the purchase of telecommunications equipment. Interest was charged on borrowed amounts at three-month LIBOR plus 2.5% per annum. The amounts drawn on the loan facility at December 31, 1997 were $900,000. The bank indebtedness was guaranteed by the Company.

(9) LONG-TERM DEBT

     The Company's long-term debt at December 31, 1998 and 1997 consists of the following:

                                                                1998        1997
                                                              --------    --------
                                                                 (IN THOUSANDS)
14% Senior Discount Notes(a)................................  $112,897    $ 95,714
9% Convertible Subordinated Notes(a)........................    26,500      26,500
Supplier financing(b).......................................     9,233      11,302
Obligation under capital lease(b)...........................     3,184          --
                                                              --------    --------
          Total.............................................  $151,814    $133,516
                                                              ========    ========

  (a) 14% Senior Discount Notes and 9% Convertible Subordinated Notes

     On June 12, 1996, the Company completed a $149.5 million private placement consisting of: (i) 123,000 Units consisting of $123.0 million 14% Senior Discount Notes ("Senior Notes") due 2004 and ten-year

                       PLD TELEKOM INC. AND SUBSIDIARIES

Warrants ("Placement Warrants") to purchase a total of 4,182,000 shares of Common Stock ("Placement Warrant Shares") at a price of $6.60 per share; and
(ii) $26.5 million 9% Convertible Subordinated Notes ("Convertible Notes") due 2006, convertible into Common Stock of the Company at a price of $6.90 per share. The Placement Warrants became separable from the Senior Notes on December 10, 1996.

     The 123,000 Units were issued at a discount for gross proceeds of $87.7 million, of which $13.6 million was allocated to the Placement Warrants and $74.1 million was allocated to the Senior Notes for accounting purposes. The Senior Notes had a zero coupon until December 1, 1998. After such date, the notes require semi-annual cash interest payments on June 1 and December 1. The difference between the carrying value and the principal amount of $123.0 million is being charged to earnings on an effective yield basis which, together with cash interest payments, results in an effective yield of 16.8%.

     The Convertible Notes require semi-annual cash interest payments on June 1 and December 1.

     The terms of the Senior Notes required the Company to raise additional equity of at least $20.0 million by May 31, 1998. The Company did not raise the additional equity, and as a result, the interest rate on the Senior Notes increased from 14% to 14.5% as of June 1, 1998, and will remain at 14.5% until the end of the semi-annual interest period in which such an offering is completed.

     The Company is party to a Registration Rights Agreement pursuant to which the Senior Notes were to have been exchanged for registered securities and the Convertible Notes registered for the shelf by October 1996. Failure to cause the registration to become effective in October 1996 resulted in additional interest payable at a rate of $0.01 per week per $1,000 of accreted value of the Senior Notes and principal amount of the Convertible Notes, increasing by $0.01 per week for each 90-day period that the securities were not registered.

     On July 30, 1998, the Securities and Exchange Commission declared effective the registration statements relating to: (i) the exchange offer (the "Exchange Offer") pursuant to which the outstanding Senior Notes (the "Outstanding Senior Notes") would be exchanged for identical Senior Notes which had been registered under the Securities Act of 1933 (the "Exchange Notes"); (ii) the resale by the holders thereof of the Convertible Notes and the shares of Common Stock issuable upon the conversion thereof; and (iii) the resale by the holders thereof of the Placement Warrants and the Placement Warrant Shares. As a result of the effectiveness of the registration statement relating to the Convertible Notes and the Common Stock issuable upon conversion thereof, additional interest ceased to be payable with respect to the Convertible Notes on July 30, 1998.

     The Exchange Offer with respect to the Senior Notes commenced on August 28, 1998 and was completed at the close of business on October 9, 1998, with the holders of 100% of the Outstanding Senior Notes tendering such Notes for Exchange Notes. Upon completion of the Exchange Offer, the Exchange Notes were issued in exchange for such Outstanding Senior Notes, in the form of a global Exchange Note held through the facilities of the Depository Trust Company. As a result of the completion of the Exchange Offer, additional interest ceased to be payable with respect to the Senior Notes on October 9, 1998.

     All, or a portion, of the Senior Notes are redeemable at the option of the Company after June 13, 2001 at 108% of the principal amount plus accrued and unpaid interest, reducing to 104% for the year commencing June 1, 2002 and 100% on or after June 1, 2003.

     The Convertible Notes are redeemable at the option of the Company on or after June 1, 2000 under certain conditions at a redemption price equal to the principal amount plus accrued and unpaid interest.

     The Senior Notes and the Convertible Notes were issued under the terms of Indentures dated May 31, 1996. Pursuant to the Indentures, the Company has pledged its investments in NWE Cyprus (which holds the Company's interests in WTC and Yellow Pages, together with a 60% interest in PeterStar), WTC (which holds the Company's interest in ALTEL), BCL, a wholly-owned special purpose leasing subsidiary

                       PLD TELEKOM INC. AND SUBSIDIARIES
incorporated in Cyprus, a wholly-owned special purpose subsidiary incorporated in Delaware (since mid-1998), and the Company's investment in preferred stock of Technocom. In addition, each of these subsidiaries (except Technocom) have guaranteed the Senior Notes and the Convertible Notes.

     A portion of the net proceeds of $105.0 million (after agent's commission and expenses) was used to meet the Company's $20.0 million commitment to Technocom (see note 3(c)) and to repay a revolving credit facility in the amount of $22.5 million. Under the terms of the Indentures, $46.0 million was deposited into an escrow account which is invested in eligible cash equivalents, as defined by the Indentures. The escrow funds are also pledged as security for the Company's obligations under the Indentures. Escrow funds may be disbursed for purposes of making qualifying investments of up to $9.0 million in telecommunications companies operating in Russia or Kazakhstan, or for purposes of investing in telecommunications equipment through the Company's special purpose leasing subsidiary, which then leases that equipment to the Company's operating subsidiaries. Investments in leases are also pledged as security under the Indentures and all payments received under the terms of the leases are required to be deposited into a separate escrow account, to be used to purchase additional telecommunications equipment for lease. On or after November 30, 1998, the Company must also maintain sufficient funds in the escrow accounts to meet the next interest payment due on both the Senior Notes and Convertible Notes.

     In 1997, based upon the Company's experience in operating under the terms of the Indentures since they were first executed in June 1996, the Company made the determination to solicit the holders of the Senior Notes and the Convertible Notes with a view to making certain amendments to the Indentures governing such Notes, intended to give the Company more flexibility in conducting its business and also to clarify certain provisions of those Indentures.

     Under each of the Indentures, the consents of holders of not less than a majority in principal amount at stated maturity of each of the Senior Notes and the Convertible Notes are required to authorize their amendment.

     On March 4, 1998, the Company mailed to the holders of record on March 3, 1998 of the Senior Notes and the Convertible Notes a consent solicitation statement (the "Consent Solicitation"). Pursuant to the Consent Solicitation, the Company offered to each holder of the Senior Notes who consented to the amendment of the Senior Note Indenture, a five-year warrant to purchase 1.8 shares of Common Stock at a price of $6.90 per share for each $1,000 in unpaid principal amount at stated maturity of the Senior Notes held by such holder, and to each holder of the Convertible Notes who consented to the amendment of the Convertible Note Indenture a five-year warrant to purchase 2 shares of Common Stock at a price of $6.90 per share for each $1,000 in unpaid principal amount of the Convertible Notes held by such holder.

     As of close of business on March 18, 1998, when the solicitation period ended, parties holding 100% in principal amount at stated maturity of the Senior Notes and 85.7% in principal amount at stated maturity of the Convertible Notes had consented to the amendments. Pursuant to such consents, The Bank of New York, as trustee under the Indentures, the Company and certain other parties executed a supplemental indenture bringing the amendments to the Indentures and certain related documents into effect. This supplemental indenture incorporated a range of amendments to the Indentures of June 1996, the most important of which -- from an operational perspective -- was to broaden the range of transactions by which the Company can use escrowed funds in order to make telecommunications assets available to its operating companies. The Company has recognized $266,800 in deferred financing costs as a result of the issuance of warrants, which is being amortized over the remaining life of the Senior Notes and Convertible Notes.

     At December 31, 1998 and 1997, the fair value of the Convertible Notes and Senior Notes approximates $76.9 million and their carrying value respectively.

                       PLD TELEKOM INC. AND SUBSIDIARIES

  (b) Supplier Financing and Obligation Under Capital Lease

     Amounts payable under the terms of the supplier financing and capital lease arrangements are as follows (see note 4):

YEAR                                                              AMOUNT
- ----                                                          --------------
                                                              (IN THOUSANDS)
1999........................................................     $ 6,332
2000........................................................       6,395
2001........................................................       4,647
2002........................................................       1,958
2003........................................................         855
                                                                 -------
                                                                  20,187
Less: amounts representing interest.........................      (2,697)
                                                                 -------
                                                                  17,490

Current portion.............................................       5,073
                                                                 -------
Long-term portion...........................................     $12,417
                                                                 =======

     The above amounts have been calculated using interest rates of 5.5% to 8.5%.


(10) SHAREHOLDERS' EQUITY


  (a) Common Stock

     On February 28, 1997, as a result of the Company's continuance as a Delaware corporation, the authorized capital stock was changed from an unlimited number of common shares without nominal or par value to 100,000,000 common shares with a par value of $.01 per share. As a result of the change in the par value, the Common Stock was decreased by $180.6 million and additional paid-in capital was increased by the same amount.

  (b) Preferred Stock

     The Company had the following preferred shares issued and outstanding at December 31, 1998 and 1997:

                                                              NUMBER OF
                                                               SHARES      1998     1997
                                                              ---------    -----    -----
                                                                           (IN THOUSANDS)
Series II...................................................   405,217      $ 4      $ 4
Series III..................................................    41,667       --       --
                                                                            ---      ---
                                                                            $ 4      $ 4
                                                                            ===      ===

     In addition, the capital stock was also changed from an unlimited number of preferred shares issuable in series to 100,000,000 preferred shares with a par value of $.01 per share issuable in series. As a result of the change in par value, the preferred stock has been reflected at its par value in the 1997 and 1998 consolidated financial statements.

     The Series II and III preferred shares, issued at a price of Cdn.$1 (US $0.74) per share, are redeemable at the option of the Company at Cdn.$1 per share. The shares do not pay dividends and holders thereof do not have voting rights.

                       PLD TELEKOM INC. AND SUBSIDIARIES

  (c) Shares Reserved

     In addition to stock options outstanding (see note 12), the Company has reserved 4,182,000 common shares for issuance on exercise of the Placement Warrants and 3,840,580 common shares on conversion of outstanding Convertible Notes (see note 9). In addition, at December 31, 1998, the Company has 400,000 warrants outstanding to purchase common shares of the Company at a weighted-average exercise price of $6.69 of which 250,000 warrants at an exercise price of Cdn.$11.31 were granted to Cable and Wireless plc in 1994 (and purchased by News in August 1998), and 100,000 warrants at an exercise price of US$4.70 were granted in 1996 to the agent in relation to the debt financing described in note 9. All these warrants expire five years after the date of grant.

     In connection with the issuance of the Series A and Series B Notes in November 1997 (see note 8(a)), the Company issued to the Travelers Parties a total of 423,000 warrants to purchase Common Stock at $8.625 at any time up to December 31, 2008. In addition, between July and November 1998, the Company elected to issue an additional 182,000 warrants to the Travelers Parties, on the same terms as those issued in November 1997, instead of making certain targeted amortization payments on the Series A and Series B Notes.

     At the end of March of 1998, in connection with the Consent Solicitation (see note 9(a)), the Company issued a total of 123,000 five-year warrants to purchase 1.8 shares of Common Stock at $6.90 per share to the holders of the Senior Notes, and a total of 22,700 five-year warrants to purchase 2 shares of Common Stock at a price of $6.90 per share to the holders of the Convertible Notes. If all these warrants are exercised, the Company will issue a total of 266,800 shares of Common Stock.

(11) INCOME TAXES

     The geographic components of loss before income taxes and minority interest are as follows:

                                                       1998        1997        1996
                                                     --------    --------    --------
                                                              (IN THOUSANDS)
United States......................................  $(42,187)   $(35,163)   $     --
Canada.............................................        --          --     (20,829)
Russia and Kazakhstan..............................    18,144      31,735      14,558
Other..............................................       482          --          --
                                                     --------    --------    --------
                                                     $(23,561)   $ (3,428)   $ (6,271)
                                                     ========    ========    ========

                       PLD TELEKOM INC. AND SUBSIDIARIES

     The provision for income taxes, which relates substantially to current income taxes in the Company's Russian and Kazakh businesses, differs from the United States (34% -- February 28, 1997 to December 31, 1997 and 35% in 1998) and Canadian (44% -- January 1, 1995 to February 27, 1997) Federal and state/provincial statutory tax rates as follows:

                                                       1998        1997        1996
                                                      -------    --------    --------
                                                              (IN THOUSANDS)
Provision for income taxes at statutory rates.......  $(8,246)   $ (1,166)   $ (2,760)
Add/(deduct) the tax effect of:
  Non-deductible amortization of licenses and
     goodwill.......................................    3,886       2,561       3,238
  Other non-deductible expenses.....................    4,181       2,273       1,753
  Concessions on capital expenditures...............     (726)     (3,854)     (1,000)
  Differences in Russian and Kazakh statutory tax
     rates..........................................     (997)       (210)     (1,696)
  Exchange differences..............................   (7,661)         --          --
  State tax, net of federal benefit.................   (2,787)         --          --
  Other.............................................      452          --          --
  Change in valuation allowance related to deferred
     tax assets.....................................   21,762       8,135       4,134
                                                      -------    --------    --------
     Provision for income tax.......................  $ 9,864    $  7,739    $  3,669
                                                      =======    ========    ========

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1998 and 1997 are as follows:

                                                                1998        1997
                                                              --------    --------
                                                                 (IN THOUSANDS)
Deferred tax assets:
  Share issue costs.........................................  $     --    $     --
  Operating loss carryforwards..............................    24,368       8,929
  Capital loss carryforwards................................        --          --
  Basis in assets...........................................       920          --
  Other.....................................................        82          --
  Expenses not yet deducted for Russian and Kazakh tax
     purposes...............................................    19,736      18,646
                                                              --------    --------
                                                                45,106      27,575
Less: valuation allowance...................................   (30,008)     (8,246)
                                                              --------    --------
     Net deferred tax assets................................    15,098      19,329
                                                              --------    --------
Deferred tax liabilities:
  Debt issue costs..........................................        --      (1,160)
  Expenses not currently deducted for book purposes.........   (14,622)       (705)
  Tax on revenues not yet realized for Russian tax
     purposes...............................................       (31)    (17,464)
  Fixed assets, principally due to difference in
     depreciation...........................................      (476)         --
                                                              --------    --------
     Deferred tax liabilities...............................   (15,129)    (19,329)
                                                              --------    --------
                                                              $    (31)   $     --
                                                              ========    ========

     At December 31, 1998 and 1997, the Company had operating loss carryforwards for United States (U.S.) federal income tax purposes of approximately $56.2 million and $24.1 million, respectively. In assessing the realizability of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets

                       PLD TELEKOM INC. AND SUBSIDIARIES
is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning in making these assessments. As a result of various sales of company stock and issuances of new stock, a change in ownership for Federal income tax purposes may have occurred. This would subject the future use of the Company's Federal net operating loss to an annual limitation.

     At December 31, 1996, the Company had operating loss carryforwards for Canadian income tax purposes of approximately $36.0 million and allowable capital loss carryforwards of approximately $19.0 million. Upon the Company's emigration to the United States in February 1997, the Company was deemed to dispose of all its assets at fair value. As a result, a substantial portion of the operating and capital loss carryforwards were utilized. Remaining losses do not carry over for U.S. tax purposes.

(12) EQUITY COMPENSATION PLAN

     The Company has an Equity Compensation Plan (the "Plan"), which was approved by the shareholders at the Annual Meeting in June of 1997. The Plan amends and supersedes in its entirety the PLD Telekom Inc. Stock Option Plan (the "Prior Plan"). No further grants will be made under the Prior Plan following the adoption of the Plan and grantees under the Prior Plan have the option of continuing to have existing grants covered by the terms of the Prior Plan, or having these grants instead covered by the terms of the Plan.

     Pursuant to the Plan, the Company's Board of Directors may grant stock options, stock appreciation rights, restricted stock and performance units to directors, officers and key employees of, and certain consultants and advisors to, the Company and its subsidiaries. The Plan is administered by a committee of the Board of Directors of the Company consisting solely of "outside directors" and to date awards under the Plan have been limited to stock options.

     The exercise price of each option is generally equal to the fair market value of the shares of PLD's Common Stock on the date of grant. The maximum term for which options are exercisable is ten years. Options shall become exercisable in accordance with such terms and conditions, consistent with the Plan, as may be determined by the committee. However, stock options granted to Non-Employee Directors are immediately exercisable.

     On November 12, 1998 the Company's Board of Directors, wishing to further incentivise management in light of the severe economic crisis in Russia and its effect on the Company's share price, approved the granting of a total of 4,487,000 new stock options. 650,000 of these options were in respect of new PLD employees and 3,837,000 were granted simultaneously with the cancellation of 3,837,000 options granted previously to existing employees and directors of the Company. The options were granted with exercise prices of $3.00, $4.00 and $5.00 per share, as summarized in the table below. Options granted at $3.00 per share vested immediately, options granted at $4.00 per share vest on November 12, 1999 and options granted at $5.00 per share vest on November 12, 2000. The market price for the Company's shares on November 12, 1998 was $2.4375. The effect of the cancellation and reissuance of these shares was to reduce the weighted average exercise price of the Company's outstanding employee stock options to $3.70 from $6.41 at the end of 1997.

     The per share weighted-average fair value of stock options granted during 1998, 1997 and 1996 was $1.27, $2.51 and $2.11, respectively, on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions: 1998 -- risk-free interest rate of 4.8%, expected life of six years and expected volatility of 60%; 1997 -- risk-free interest rate of 6.5%, expected life of six years and expected volatility of 40%; 1996
- -- risk-free interest rate of 6.5%, expected life of five years and expected volatility of 30%.

     The Company applies APB Opinion No. 25 in accounting for its Plan and, recognizes compensation expense related to stock option grants only when the fair market value of the related stock exceeds the exercise

                       PLD TELEKOM INC. AND SUBSIDIARIES
price on the date of grant. Had the Company determined compensation cost based on the fair value at the date of grant for its stock options under SFAS 123, the Company's loss would have been increased to $44.9 million ($1.27 per share), $22.9 million ($0.71 per share) and $13.6 million ($0.43 per share) for the years ended December 31, 1998, 1997 and 1996, respectively. The pro forma loss for the year reflects only options granted since January 1, 1995. Therefore, the full impact of calculating compensation cost for stock options under SFAS 123 is not reflected in the pro forma loss for the year because compensation cost is reflected over the options' vesting period and compensation cost for options granted prior to January 1, 1995 is not considered.

     During 1998, the Company granted 790,000 options for which the exercise price on the date of grant was less than the fair market value of the related stock. As a result, total non-cash compensation expense of $1.1 million will be recognized over the vesting periods of the options, of which $0.8 million was expensed during the year.

     Changes in stock options outstanding are as follows:

                                                                           WEIGHTED AVERAGE
                                                       NUMBER OF SHARES    EXERCISE PRICES
                                                       ----------------    ----------------
Outstanding at December 31, 1995.....................        981,500            $6.61
Granted..............................................      1,010,000            $7.38
Exercised............................................       (189,000)           $5.25
Canceled.............................................       (120,000)           $5.93
                                                          ----------            -----
Outstanding at December 31, 1996.....................      1,682,500            $7.25
Granted..............................................      1,405,000            $5.27
Exercised............................................       (302,166)           $5.68
Canceled.............................................        (15,000)           $5.25
                                                          ----------            -----
Outstanding at December 31, 1997.....................      2,770,334            $6.41
Granted..............................................      5,832,000            $4.54
Exercised............................................             --            $  --
Canceled.............................................     (3,975,334)           $6.83
                                                          ----------            -----
Outstanding at December 31, 1998.....................      4,627,000            $3.70
                                                          ==========            =====

     At December 31, 1997 and 1996, the number of options exercisable was 1,395,331 and 382,500 and the weighted-average exercise price of those options was $6.67 and $7.92, respectively.

     The following table summarizes information about the stock options outstanding at December 31, 1998:

                          OPTIONS OUTSTANDING              OPTIONS EXERCISABLE
                  ------------------------------------   -----------------------
                                 WEIGHTED-
                    NUMBER        AVERAGE     WEIGHTED     NUMBER      WEIGHTED-
                  OUTSTANDING    REMAINING    AVERAGE    EXERCISABLE    AVERAGE
   RANGE OF           AT        CONTRACTUAL   EXERCISE       AT        EXERCISE
EXERCISE PRICES    12/31/98        LIFE        PRICE      12/31/98       PRICE
- ---------------   -----------   -----------   --------   -----------   ---------
 $   3.00          2,615,327        9.9        $3.00      2,615,327      $3.00
     4.00          1,263,335        9.9         4.00             --       4.00
     5.00            608,338        9.9         5.00             --       5.00
6.25 -- 10.12        140,000        1.0         8.51        110,000       8.71

(13) RELATED PARTY TRANSACTIONS

     (a) PeterStar has entered into a barter agreement with an indirect minority shareholder under which the two parties have exchanged services valued at $2.7 million, $3.4 million and $3.0 million during 1998, 1997

                       PLD TELEKOM INC. AND SUBSIDIARIES
and 1996, respectively. The amounts are recorded in the consolidated statements of operations as telecommunications revenues and direct costs. During 1998, PeterStar paid $1.2 million to an indirect minority shareholder for certain of these services.


     During 1998, PeterStar entered into a series of agreements with an indirect minority shareholder under which PeterStar exchanged telecommunications equipment for telecommunications and other facility infrastructures. The total value of equipment exchanged during 1998 is $2.6 million. The infrastructure received under this exchange has been valued at the same amount. As a result of this arrangement PeterStar will be the sole provider of telecommunications services to one of the districts of St. Petersburg.

     During 1998, PeterStar paid a total of $1.2 million on behalf of an indirect minority shareholder. This amount has been capitalized as a prepayment in relation to the purchase of an exchange building.

     (b) Direct costs for the years ended December 31, 1998, 1997 and 1996 include $4.4 million, $4.2 million and $3.3 million, respectively, paid to the other shareholder of ALTEL in relation to the carriage of traffic over the public telephone network. Balances outstanding of $0.5 million and $0.8 million as of December 31, 1998 and 1997, respectively, in relation to these charges, are included in due to related parties.

     (c) Amounts due from related parties at December 31, 1998 include $4.7 million principal and interest due from MTR-Sviaz in relation to a finance lease (see note 5(b)), $2.6 million due from a minority shareholder of PeterStar under short- and long-term loans, and $2.9 million due from a company controlled by a minority shareholder of Technocom for telecommunications services.

     Amounts due from related parties at December 31, 1997 include $2.5 million principal and interest due from MTR-Sviaz in relation to a finance lease (see note 5(b)), $1.6 million and $3.0 million due from a minority shareholder of PeterStar under short- and long-term loans, respectively, and $2.2 million due from a company controlled by a minority shareholder of Technocom for telecommunications services.

     (d) Amounts due to related parties at December 31, 1998 include a loan due to the minority shareholder of Teleport-TP in the amount of $0.1 million, trade payables of Teleport-TP in the amount of $3.2 million due to a company controlled by one of the minority shareholders of Technocom, and payments due to MTR-Sviaz for telephone services and connection charges in the amount of $0.2 million.

     Amounts due to related parties at December 31, 1997 include a loan due to the minority shareholder of Teleport-TP in the amount of $0.5 million, trade payables of Teleport-TP in the amount of $3.2 million due to a company controlled by one of the minority shareholders of Technocom, a loan due to a company controlled by a minority shareholder of Technocom in the amount of $0.3 million, payments due to MTR-Sviaz for telephone services and connection charges in the amount of $0.3 million, and an amount due to a company controlled by one of the minority shareholders of Technocom for equipment received from them in the amount of $0.2 million.

     In 1998, 1997 and 1996, Technocom paid a total of $0.4 million, $0.2 million and $0.2 million, respectively, pursuant to two management contracts with its two minority shareholders for provision of the services of two directors of Technocom.

     (e) The Company guaranteed telephone billing system lease payments of an indirect shareholder of PeterStar totaling $2.5 million. Lease payments of $0.1 million were due quarterly until July 1998. At December 31, 1995, full provision was made for all amounts paid to date under the guarantee and for all future amounts. The balances of $0 and $0.4 million remaining under the lease as of December 31, 1998 and 1997 are included in other current liabilities.

     (f) General and administrative expenses for the years ended December 31, 1998, 1997 and 1996 include consulting fees of $5.6 million, $1.7 million and $42,000, respectively, charged by a minority shareholder of PeterStar.

                       PLD TELEKOM INC. AND SUBSIDIARIES

     (g) The Company paid certain costs on behalf of, and made certain loans to, PeterStar, resulting in an intercompany balance of approximately $27.0 million at December 31, 1996. During 1997, an agreement was reached with the minority shareholders to recapitalize PeterStar. The recapitalization of PeterStar in an amount of $13.8 million was completed during September 1997, with such funds being used to repay an equal amount of these advances. Negotiations with the minority shareholders of PeterStar as to the repayment of the remaining intercompany balance due to the Company were concluded in March 1998 and resulted in a further reduction of approximately $5.3 million in PeterStar's liability. The effect of this settlement was to increase minority interest expense by approximately $2.1 million in 1997.

     (h) Consulting fees of $0.4 million, $0.1 million, and $0.1 million for the years December 31, 1998, 1997 and 1996, respectively, were charged to ALTEL by the other shareholder of ALTEL. There was no balance outstanding as of December 31, 1998 and 1997 in relation to these charges.

     (i) See also notes 3(a), (c), (d), (e), (g), 5(b) and 8(b).

(14) COMMITMENTS AND CONTINGENCIES

  (a) Currency Licenses

     Under applicable Russian currency control regulations, the Company's Russian subsidiaries are required to have certain licenses from the Central Bank of Russia to enable them to make payments of and accept receipts of hard currency. While PeterStar, BCL and Teleport-TP have or have applied for all the necessary licenses, failure to receive the remaining licenses could result in fines and penalties. Management does not believe such fines and penalties would be material.

  (b) Russian and Kazakh Taxation

     Certain of the Company's Russian and Kazakh subsidiaries have accrued profits and other taxes based on interpretations of the law which may ultimately be disputed by the Russian and Kazakh taxation authorities. The exposure to additional profits and other taxes, fines and penalties is not determinable, although the Company believes such amounts will not be material.

     The Russian taxation system is relatively new and is characterized by numerous taxes and frequently changing legislation, which may be applied retroactively and is often unclear, contradictory, and subject to interpretation. Often, differing interpretations exist among numerous taxation authorities and jurisdictions.

     Taxes are subject to review investigation by a number of authorities, who are enabled by law to impose severe fines, penalties and interest charges. Generally, tax filings are subject to inspection for a period of six years. The occurrence of a review does not preclude subsequent review.

     These facts may create tax risks in Russia substantially more significant than in other countries. Management believes that it has adequately provided for tax liabilities based on its interpretation of tax legislation. However, the relevant authorities may have differing interpretations and the effects could be significant.

  (c) Purchase Commitments

     At December 31, 1998, PeterStar has commitments of approximately $3.4 million under long-term installment purchase agreements. The related contracts provide for financing of the amounts over approximately five years.

                       PLD TELEKOM INC. AND SUBSIDIARIES

  (d) Transponder Capacity

     Teleport-TP currently utilizes capacity on three Intelsat satellites for the provision of its international and domestic long distance services, pursuant to rolling fifteen year contracts with Intelsat. These agreements require quarterly payments of $1.3 million for the remainder of their terms.

  (e) Management Services

     On January 1, 1998, ALTEL entered into an agreement with its other shareholder, by which the shareholder would provide certain consulting services, management support services and personnel expertise. Payments under this agreement are 300,000 tenge per month ($3,580 at the December 31, 1998 exchange rate) plus 1% of monthly gross revenues. The contract is for a one year term, automatically renewable for successive one year periods unless terminated by either party.

  (f) Motorola, USA

     Motorola, USA is the major supplier of ALTEL's network equipment. Under the supply contract, ALTEL files preliminary purchase orders for the delivery of equipment with a prepayment of 5% of the cost of the purchase order. Once a purchase order is presented, ALTEL may be exposed to potential liabilities to Motorola, USA in the amount of $1.2 million as at December 31, 1998.

  (g) Operating Leases

     As of December 31, 1998, the Company had long-term operating leases primarily involving business facilities and equipment. The leases have varying terms and contain renewal options. Future minimum lease payments under non-cancelable operating leases consist of the following as of December 31, 1998 (in thousands):

1999........................................................  $1,524
2000........................................................   1,376
2001........................................................   1,040
2002........................................................     886
2003........................................................     872
Thereafter..................................................   2,720
                                                              ------
  Total future minimum lease payments.......................  $8,418
                                                              ------

     Rent expense for the years ended December 31, 1998, 1997 and 1996 was $0.8 million, $0.6 million and $0.4 million, respectively.


     (h) The Company periodically guarantees certain obligations of its subsidiaries. As of December 31, 1998, the only guarantee that is currently outstanding is to Siemens in the amount of $1.6 million relating to equipment purchased by Technocom.

                       PLD TELEKOM INC. AND SUBSIDIARIES

(15) CANADIAN ACCOUNTING PRINCIPLES

     These consolidated financial statements have been prepared in accordance with U.S. GAAP which, in the case of the Company, conform with Canadian GAAP, except as follows:

     (a) Net loss for the years ended December 31:

                                                       1998        1997        1996
                                                     --------    --------    --------
                                                              (IN THOUSANDS)
Net loss for the year, as reported.................  $(42,811)   $(20,566)   $(12,461)
Non-cash interest on Convertible Notes.............      (781)       (508)       (252)
                                                     --------    --------    --------
Net loss for the year under Canadian GAAP..........  $(43,592)   $(21,074)   $(12,713)
                                                     ========    ========    ========

     Under Canadian GAAP, the Convertible Notes are a compound financial instrument and the debt and equity elements of the instrument are separately accounted for. For Canadian GAAP purposes, $13.9 million of the Convertible Notes were classified as equity and $12.6 million were classified as debt on issuance. Additional interest expense is charged to the consolidated statements of operations to accrete the debt portion to the principal amount of $26.5 million at maturity which, together with cash interest payments, results in an effective yield of 22.3%. Accordingly, long-term debt at December 31, 1998 and 1997 would amount to $139.5 million and $120.3 million, respectively, and shareholders' equity would amount to $137.2 million and $140.4 million, respectively, under Canadian GAAP.

     Effective December 31, 1996, the Company changed its Canadian GAAP policy with respect to pre-operating costs. Such costs may not be capitalized under U.S. GAAP and, therefore, all such costs have been retroactively expensed for Canadian GAAP purposes. The change in accounting policy decreased the Canadian GAAP loss in 1995 by $636,000. The deficit at December 31, 1995 was increased by $2.2 million.

     Effective December 31, 1998, the Company adopted new Canadian accounting standards for cash flow statements for Canadian GAAP purposes. These new standards are substantially the same as U.S. GAAP reporting requirements for all periods.

(16) OTHER EXPENSE

     At the end of 1998, as a result of the economic conditions in Russia, the Company re-evaluated certain assets. As a result, the Company: (a) determined that $1.7 million of costs relating to transactions the Company no longer intends to pursue, should be written off; and (b) recorded a $2.0 million valuation allowance related to a receivable from the minority shareholder of PeterStar. Such receivable arose in the 1997 recapitalization of PeterStar (see note 13(g)), at which time the Company advanced the minority shareholder the funds for its pro rata contribution. In addition, during February 1999 the Company entered into a transaction whereby it exchanged its ownership interest in a company whose sole asset was a cargo ship, with a carrying value of $3.0 million, for a 37% interest in an entity that is developing a telemedicine business in the former Soviet Union. The Company has determined that the ownership interest has a fair value of approximately $1.0 million and, as a result, has written down the carrying value of the asset exchanged to that amount.

                       PLD TELEKOM INC. AND SUBSIDIARIES

(17) CONSOLIDATED QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following is a summary of selected quarterly financial data for the years ended December 31, 1998 and 1997:

                                                       1998 QUARTERS ENDED
                                       ---------------------------------------------------
                                       MARCH 31    JUNE 30     SEPTEMBER 30    DECEMBER 31
                                       --------    --------    ------------    -----------
                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Operating revenues...................  $35,166     $ 39,240      $ 37,583       $ 33,371
Operating income.....................    7,199        5,922         1,366         (4,539)
Interest and other income............      871          946           298            269
Interest expense.....................   (5,190)      (5,359)       (5,714)        (5,690)
Income taxes.........................    2,997        2,174         2,490          2,203
Minority interest....................    3,665        3,869         1,203            649
Net loss for the period..............   (4,509)      (5,358)      (11,934)       (21,010)
                                       =======     ========      ========       ========
Net loss per common share............  $ (0.14)    $  (0.16)     $  (0.33)      $  (0.56)
                                       =======     ========      ========       ========

     Adjustments recorded in the fourth quarter of 1998, resulting principally from the economic condition in Russia, are described in Note 16.

                                                       1997 QUARTERS ENDED
                                        --------------------------------------------------
                                        MARCH 31    JUNE 30    SEPTEMBER 30    DECEMBER 31
                                        --------    -------    ------------    -----------
                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Operating revenues....................  $23,891     $26,389      $29,534         $34,610
Operating income......................    2,481       2,634        2,872           4,031
Interest and other income.............    1,394       1,260          625             335
Interest expense......................   (4,269)     (4,120)      (4,457)         (5,000)
Income taxes..........................    1,074       2,366        2,048           2,251
Minority interest.....................    1,766       1,457        1,391           4,785
Net loss for the period...............   (4,342)     (3,725)      (5,377)         (7,122)
                                        =======     =======      =======         =======
Net loss per common share.............  $ (0.14)    $ (0.12)     $ (0.17)        $ (0.22)
                                        =======     =======      =======         =======

     Minority interest for the fourth quarter of 1997 includes $2.1 million in connection with the settlement reached with the minority shareholders of PeterStar (see note 13(g)).

(18) OPERATIONS BY GEOGRAPHIC AREA AND INDUSTRY SEGMENT

     The Company is a major provider of local, long distance and international telecommunications services in the Russian Federation and the former Soviet Union. The activities of the Company are primarily segmented by reference to the businesses of its principal operating subsidiaries.

     PeterStar provides integrated local, long distance and international telecommunications services in St. Petersburg, Russia, through a fully digital fiber optic network.

     Technocom, through Teleport-TP, provides dedicated international telecommunications services to customers in Moscow and operates a satellite based pan-Russian long-distance network.

     ALTEL is currently the major provider of national cellular service in Kazakhstan.

     BCL provides dedicated international telecommunications services in St. Petersburg, Russia.

     Other activities of the Company relate principally to its corporate head office in New York, its operations center in London, and to smaller, less significant businesses primarily in their start-up phase.

     The Company's main financial criteria for assessing the importance and performance of its segments are by reference to revenues, earnings/(loss) before income taxes and minority interest, and total assets.

                       PLD TELEKOM INC. AND SUBSIDIARIES

     A summary of the Company's operations by geographic region is as follows:

                                                       1998        1997        1996
                                                     --------    --------    --------
                                                              (IN THOUSANDS)
Revenues:
  Russia...........................................  $105,527    $ 84,412    $ 42,661
  Kazakhstan.......................................    39,548      30,012      19,305
  Other............................................       285           0           0
                                                     --------    --------    --------
          Total revenues...........................  $145,360    $114,424    $ 61,966
                                                     ========    ========    ========
Earnings/(loss) before income taxes and minority
  interest:
  Russia...........................................  $  5,054    $ 21,603    $  9,615
  Kazakhstan.......................................    13,090      10,132       4,943
  North America....................................   (42,187)    (35,163)    (20,829)
  Other............................................       482           0           0
                                                     --------    --------    --------
          Total earnings/(loss) before income taxes
            and minority interest..................  $(23,561)   $ (3,428)   $ (6,271)
                                                     ========    ========    ========
Total assets:
  Russia...........................................  $249,658    $216,107
  Kazakhstan.......................................    59,008      58,249
  North America....................................    38,793      61,230
  Other............................................     4,649           0
                                                     --------    --------
          Total assets.............................  $352,108    $335,586
                                                     ========    ========

                       PLD TELEKOM INC. AND SUBSIDIARIES

     A summary of the Company's operations by segment is as follows:

                                                       1998        1997        1996
                                                     --------    --------    --------
                                                              (IN THOUSANDS)
Revenues:
  PeterStar........................................  $ 72,371    $ 54,536    $ 32,542
  Technocom........................................    22,180      20,980       4,706
  ALTEL............................................    39,548      30,012      19,305
  BCL..............................................     9,854       7,602       5,304
  Other............................................     1,407       1,294         109
                                                     --------    --------    --------
          Total revenues...........................  $145,360    $114,424    $ 61,966
                                                     ========    ========    ========
Earnings/(loss) before income taxes and minority
  interest:
  PeterStar........................................  $ 21,401    $ 25,739    $  8,846
  Technocom........................................   (16,420)     (4,831)       (152)
  ALTEL............................................    13,090      10,132       4,943
  BCL..............................................       395       1,191       1,031
  Corporate........................................   (42,982)    (35,673)    (20,971)
  Other............................................       955          14          32
                                                     --------    --------    --------
          Total earnings/(loss) before income taxes
            and minority interest..................  $(23,561)   $ (3,428)   $ (6,271)
                                                     ========    ========    ========
Total assets:
  PeterStar........................................  $132,814    $ 89,196
  Technocom........................................   106,055     117,987
  ALTEL............................................    59,008      58,249
  BCL..............................................     6,883       6,723
  Corporate........................................    36,491      61,467
  Other............................................    10,857       1,964
                                                     --------    --------
          Total assets.............................  $352,108    $335,586



                                PLD TELEKOM INC.

                     CONSOLIDATED CONDENSED BALANCE SHEETS
                JUNE 30, 1999 (UNAUDITED) AND DECEMBER 31, 1998


                                                                 JUNE 30           DECEMBER 31
                                                                  1999                 1998
                                                              -------------        ------------
                                                               (IN THOUSANDS, EXCEPT SHARE AND
                                                                       PER SHARE DATA)
Current assets:
  Cash and cash equivalents.................................    $     7,882         $   4,579
  Trade receivables, net of allowances......................         14,094            14,905
  Other receivables and prepaids............................          4,377             4,609
  Inventory.................................................          3,557             4,152
  Due from related parties..................................          9,607             9,152
                                                                -----------         ---------
          Total current assets..............................         39,517            37,397
Escrow funds................................................         15,220            14,908
Property and equipment, net.................................        172,171           168,937
Telecommunications licenses, net............................         71,867            77,359
Due from related parties....................................             --             2,011
Other investments...........................................          8,607             5,183
Goodwill, net...............................................         35,364            36,368
Other assets................................................          8,414             9,945
                                                                -----------         ---------
          Total assets......................................    $   351,160         $ 352,108
                                                                ===========         =========
Current liabilities:
  Short-term borrowings.....................................         24,074            18,124
  Accounts payable..........................................         11,462            10,293
  Accrued liabilities.......................................          3,651             3,996
  Accrued interest..........................................         13,480               467
  Taxes payable.............................................          6,516             3,664
  Due to related parties....................................          4,561             4,639
  Deferred revenues.........................................          2,440             2,869
  Customer deposits.........................................          3,907             4,271
  Current portion of long-term debt.........................          6,209             5,073
                                                                -----------         ---------
          Total current liabilities.........................         76,300            53,396
Long-term debt..............................................        150,095           151,814
Minority interest...........................................         23,108            22,021
Shareholders' equity:
  Preferred stock, par value $0.01 per share,
     authorized -- 100,000,000, issued and
     outstanding -- 446,884.................................              4                 4
  Common stock, par value $0.01 per share,
     authorized -- 100,000,000, issued and
     outstanding -- 37,846,789..............................            378               378
  Additional paid-in capital................................        245,332           244,419
  Accumulated deficit.......................................       (144,057)         (119,924)
                                                                -----------         ---------
          Total shareholders' equity........................        101,657           124,877
                                                                -----------         ---------
          Total liabilities and shareholders' equity........    $   351,160         $ 352,108
                                                                ===========         =========


     See accompanying notes to consolidated condensed financial statements.
                                       F-36

                                PLD TELEKOM INC.

                CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
               THREE AND SIX MONTHS ENDED JUNE 30, 1999 AND 1998
                                  (UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                               THREE MONTHS                   SIX MONTHS
                                              ENDED JUNE 30                 ENDED JUNE 30
                                        --------------------------    --------------------------
                                           1999           1998           1999           1998
                                        -----------    -----------    -----------    -----------
Revenues:
  Telecommunications..................  $    27,375    $    38,813    $    56,091    $    73,532
  Finance lease income................          599            427          1,237            874
                                        -----------    -----------    -----------    -----------
                                             27,974         39,240         57,328         74,406
Operating expenses:
  Direct costs (excludes
     depreciation)....................        9,080         12,164         17,483         22,960
  General and administrative..........       10,930         12,524         24,084         22,224
  Depreciation........................        5,072          3,534          9,901          6,633
  Amortization........................        3,300          2,866          6,619          5,558
  Taxes other than income taxes.......          841          2,230          2,366          3,910
                                        -----------    -----------    -----------    -----------
                                             29,223         33,318         60,453         61,285
                                        -----------    -----------    -----------    -----------
     Operating (loss)/income..........       (1,249)         5,922         (3,125)        13,121
Other income/(expense):
  Share of loss from equity
     investments......................          (89)           (48)          (430)          (258)
  Interest and other income...........          230            946            489          1,817
  Interest expense....................       (6,798)        (5,359)       (13,769)       (10,549)
  Amortization of deferred financing
     costs............................         (299)          (400)          (598)          (801)
  Foreign exchange gain/(loss)........          327           (373)          (127)          (489)
  Gain/(loss) on disposal of
     investments and property and
     equipment........................          270             (3)           237             (3)
                                        -----------    -----------    -----------    -----------
     (Loss)/earnings before income
       taxes and minority interest....       (7,608)           685        (17,323)         2,838
  Income taxes........................        2,080          2,174          4,723          5,171
                                        -----------    -----------    -----------    -----------
     Loss before minority interest....       (9,688)        (1,489)       (22,046)        (2,333)
Minority interest.....................          908          3,869          2,087          7,534
                                        -----------    -----------    -----------    -----------
     Net loss.........................  $   (10,596)   $    (5,358)   $   (24,133)   $    (9,867)
                                        ===========    ===========    ===========    ===========
Net loss per common share:
  Basic...............................  $     (0.28)   $     (0.16)   $     (0.64)   $     (0.30)
                                        ===========    ===========    ===========    ===========
  Diluted.............................  $     (0.28)   $     (0.16)   $     (0.64)   $     (0.30)
                                        ===========    ===========    ===========    ===========
Weighted average common shares
  outstanding.........................   37,846,789     33,520,748     37,846,789     33,422,519
                                        ===========    ===========    ===========    ===========


     See accompanying notes to consolidated condensed financial statements.

                                PLD TELEKOM INC.

                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                    SIX MONTHS ENDED JUNE 30, 1999 AND 1998
                                  (UNAUDITED)
                                 (IN THOUSANDS)


                                                                1999         1998
                                                              --------      -------
Cash flows from operating activities:
  Net loss..................................................  $(24,133)     $(9,867)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation and amortization..........................    17,118       12,992
     Share of loss of equity investments....................       430          258
     Non-cash interest expense..............................    10,832        8,091
     Deferred revenues......................................      (429)        (814)
     Minority interest......................................     2,087        7,534
     Other..................................................       171          400
     Changes in operating assets and liabilities, net of
      effects of acquisitions:
       Decrease/(increase) in trade receivables, net of
        allowances..........................................       811       (1,937)
       (Increase)/decrease in other receivables and
        prepaids............................................       232          118
       Decrease/(increase) in inventory.....................       595         (186)
       Change in due from or to related parties.............      (522)      (3,671)
       Increase/(decrease) in accounts payable, accrued
        liabilities, customer deposits, taxes payable and
        other current liabilities...........................     6,430       (4,956)
                                                              --------      -------
          Net cash provided by operating activities.........    13,622        7,962
Cash flows from investing activities:
  Capital expenditures......................................   (13,191)     (12,308)
  Escrow funds..............................................      (312)      12,210
  Cash paid for acquired business...........................        --         (500)
  Investments and other assets..............................      (988)         196
                                                              --------      -------
          Net cash used in investing activities.............   (14,491)        (402)
Cash flows from financing activities:
  Registration costs........................................        --         (141)
  Short-term debt borrowings/(repayments)...................     3,000       (7,402)
  Long-term debt repayments.................................      (778)          --
  Cash dividends paid to minority shareholders..............    (1,000)      (1,250)
  Loans from shareholders...................................     2,950           --
                                                              --------      -------
          Net cash provided by/(used in) financing
            activities......................................     4,172       (8,793)
                                                              --------      -------
Increase/(decrease) in cash and cash equivalents............     3,303       (1,233)
Cash and cash equivalents, beginning of period..............     4,579       17,256
                                                              --------      -------
Cash and cash equivalents, end of period....................  $  7,882      $16,023
                                                              ========      =======
Supplemental disclosures:
     Non-cash investing and financing activities:
       Supplier financing...................................  $     --      $ 7,457
                                                              ========      =======
       Issued shares for acquired business..................  $     --      $ 1,750
                                                              ========      =======
  Interest paid.............................................  $  1,285      $ 3,018
                                                              ========      =======
  Income taxes paid.........................................  $  3,124      $ 5,387
                                                              ========      =======


     See accompanying notes to consolidated condensed financial statements.

                                PLD TELEKOM INC.

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1999

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a) Basis of Presentation. The accompanying consolidated condensed financial statements are unaudited and have been prepared by PLD Telekom Inc. (the "Company") pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). In the opinion of management, the consolidated condensed financial statements include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation. Certain information and footnote disclosures generally included in consolidated financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such SEC rules and regulations. Results for interim periods are not necessarily indicative of the results for a full year. These consolidated condensed financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

  Going Concern

     The Company has suffered recurring losses and has a working capital deficiency. Additionally, the Company has $13.42 million of Series A and Series B revolving credit notes (the "Revolving Credit Notes") due to The Travelers Insurance Company and The Travelers Indemnity Company (hereinafter defined as the "Travelers Parties") outstanding. $1.1 million of the Revolving Credit Notes were due to have been repaid by September 30, 1998 and the remaining $12.32 million were due to have been repaid by December 31, 1998. The Travelers Parties have given the Company a series of payment deferrals since December 31, 1998 with respect to the Revolving Credit Notes. The Company does not presently have sufficient funds on hand to pay its indebtedness to the Travelers Parties.

     In addition, the minority shareholders in Technocom have the right to put their Technocom shares to the Company from mid-1999 onwards.


     As noted below (see note 2) on May 18, 1999, the Company entered into an agreement (the "Merger Agreement") with Metromedia International Group, Inc. ("MMG").


     In connection with the merger ("the Merger"), the Travelers Parties have reached agreement with MMG on the partial repayment of the Revolving Credit Notes upon the closing of the Merger and the amendment and restatement of the associated Revolving Credit Agreement and the Revolving Credit Notes (as so amended, the "Amended and Restated Notes") issued thereunder. Under the terms of the agreement between the Travelers Parties and MMG, the Travelers Parties will be paid an aggregate of $8.5 million upon the closing of the Merger, and the balance of $4.92 million will be evidenced by the Amended and Restated Notes. In addition, the guarantees given by News America with respect to $3.1 million of the amounts due to the Travelers Parties will be released. Finally, the Travelers Parties have agreed to exchange all warrants held by them to purchase Common Stock of the Company for a combination of shares of Common Stock of the Company and warrants to purchase shares of common stock of MMG.

     As part of the transactions contemplated by the Merger, agreement has been reached with Plicom and Elite, the minority shareholders of Technocom, to amend the current put and call arrangements with the Company in relation to their interests in Technocom. Pursuant to such agreements, upon the closing of the Merger, Plicom shall receive $8.75 million in full payment for its remaining 14.57% interest in Technocom and Elite shall receive $3.85 million in full payment for its remaining 5.03% interest in Technocom.

     While agreements have been reached with substantially all of the holders of the Company's outstanding Senior Notes and Convertible Notes, the Travelers Parties and the minority shareholders of Technocom on a restructuring of the Company's obligations to such parties, those agreements are conditioned upon the closing of the Merger. If the Merger did not close, the Company would remain obligated to pay interest on the Senior

                                PLD TELEKOM INC.

Notes and Convertible Notes and there can be no assurance that the Travelers Parties would not demand payment in full of the Company's obligations to them. The Company's failure to make interest payments on the Senior Notes and Convertible Notes could result in a default under and acceleration of those Notes. In addition, the Company's failure to make payment in full to the Travelers Parties could result in a cross-default under and acceleration of the Senior Notes and Convertible Notes. The manner in which the Company currently intends to deal with these and other commitments depends on the consummation of the Merger. If the Merger is not consummated, then the Company could be required to resort to extraordinary measures, including making sales of assets under distressed conditions or ultimately seeking protection of the bankruptcy courts. The Company believes that certain assets, notably its interests in PeterStar and ALTEL, are readily saleable, but that, given that they would be sold under distressed conditions, the Company would be unlikely to receive full value for either of them. Any such events would have a material adverse effect on the Company and raise substantial doubt about the Company's ability to continue as a going concern. The consolidated condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     (b) Net loss per share. Basic EPS is computed by dividing income or loss by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock at the beginning of the period presented. Potentially dilutive common stock equivalents totalling 19,614,595 and 13,234,380 at June 30, 1999 and 1998, respectively, have not been included in the computation of diluted net loss per common share because they were antidilutive for the periods presented.

     (c) Comprehensive income. For the three and six months ended June 30, 1999 comprehensive loss was equal to consolidated net loss reported on the consolidated condensed statement of operations.

     (d) New pronouncements. The American Institute of Certified Public Accountants issued Statement of Position No. 98-1 (SOP 98-1) "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," and Statement of Position No. 98-5 (SOP 98-5) "Reporting on the Costs of Start-Up Activities" in 1998. SOP 98-1 requires that certain costs related to the development or purchase of internal-use software be capitalized and amortized over the estimated useful life of the software. SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. The Company was required to adopt both new statements in the first quarter of 1999. The adoption of these statements did not have a material effect on the Company's consolidated condensed financial statements for the six months ended June 30, 1999.

     (e) Reclassifications. Certain reclassifications have been made to the prior year's consolidated condensed financial statements to conform to the current year's presentation.

(2) RECENT DEVELOPMENTS


     On May 18, 1999 the Company entered into the Merger Agreement with MMG, pursuant to which the Company would merge with a newly formed, wholly owned subsidiary of MMG.


     Upon consummation of the Merger, the Company will become a wholly owned subsidiary of MMG, and the holders of shares of Common Stock of the Company will receive shares of MMG on the basis of an exchange ratio determined in the manner set forth in the Merger Agreement.

     The Company's Series II and Series III Preferred Shares will be redeemed for cash for a redemption price of Cdn. $1.00 per share. Outstanding options and warrants to acquire the Company's Common Stock will be converted into options and warrants of MMG on the basis of the exchange ratio, and any of the Convertible Notes still outstanding will be assumed by MMG and will be convertible into common stock of MMG also on the basis of the exchange ratio.

                                PLD TELEKOM INC.

     In connection with the Merger Agreement, MMG has entered into a bridge loan agreement with the Company pursuant to which MMG has agreed to lend the Company up to $7.0 million, secured by an approximately 58% interest in the Company's subsidiary Technocom, at an annual interest rate of 10% to fund its ongoing operations during the period from the execution of the Merger Agreement to the date that the Merger is consummated (or the Merger Agreement is terminated). In addition, substantially all of the holders of the Senior and Convertible Notes have agreed to defer until the date of closing of the Merger the payment of interest on such Notes coming due during the period between the signing of the Agreements to Exchange and Consent and the date of the closing of the Merger, and the Travelers Parties and News America have agreed not to exercise any rights they have under their respective Revolving Credit Agreements with the Company until the closing of the Merger.

     The consummation of the Merger is subject to a number of conditions, including the approval of the Merger by the shareholders of the Company and of MMG, the receipt of various governmental clearances and consents, the absence of any material adverse change in the Company's or MMG's respective businesses and operations and other customary closing conditions. In addition, it is subject to: (a) the completion of an exchange of the Senior and Convertible Notes for New MMG Notes; (b) amendment and restatement of the Revolving Credit Agreement with the Travelers Parties; (c) completion of the modified put and call arrangements with the minority stockholders of Technocom; (d) modification of the Revolving Credit Agreement with News America; and (e) completion of all arrangements for the Merger by no later than October 31, 1999.

(3) FUTURE ACTIVITIES

     The Company's telecommunications businesses are developing in an emerging economy which, by its nature, has an uncertain economic, political and regulatory environment. The general risks of operating businesses in the former Soviet Union include the possibility for rapid change in government policies, economic conditions, the tax regime and foreign currency regulations. In addition, Teleport-TP's satellite-based long distance network is at an early stage of its operations and is therefore subject not only to the general risks and uncertainties of operating in Russia, but also those involved in the launching of a new telecommunications service. In addition, this national long-distance service is being developed in various regions of Russia and its implementation and results of operations will therefore be affected by, among other things, the often uncertain economic conditions and growth rates in such regions.

     Ultimate recoverability of the Company's investments in its operating subsidiaries, PeterStar Company Limited ("PeterStar"), Baltic Communications Limited ("BCL"), ALTEL, formerly known as BECET International ("ALTEL"), and Teleport-TP and its investee companies, is dependent upon each of these subsidiaries and investees achieving and maintaining profitability, which is dependent to a certain extent on the stabilization of the economies of the former Soviet Union, the ability to maintain the necessary telecommunications licenses and the ability to obtain adequate financing to meet capital commitments.

(4) RESTRICTED CASH

     Pursuant to the terms of the Company's $149.5 million private placement completed on June 12, 1996, $15.2 million remained in escrow on June 30, 1999. These funds may only be used for certain specified purposes, principally for the purchase of telecommunications equipment and the payment of interest on the Company's Senior Notes.

(5) LONG-TERM DEBT AND SHORT-TERM BORROWINGS

     Under the terms of the Company's $123.0 million Senior Note offering in June 1996, the Company was required to raise $20.0 million in an equity financing by May 31, 1998. The Company did not do so, and as a

                                PLD TELEKOM INC.

result the interest rate on the Senior Notes increased from 14% to 14.5% as of June 1, 1998, and will remain at 14.5% until the end of the semi-annual interest period in which such an offering is completed.



     In connection with the Merger, the Company and MMG have entered into Agreements to Exchange and Consent with substantially all of the holders of the Company's outstanding Senior Notes and Convertible Notes with respect to the exchange of such Notes for New MMG Notes upon the closing of the Merger. In connection with such agreements, the holders of substantially all of the Senior Notes and Convertible Notes have agreed to defer until the date of closing of the Merger, the payment of interest on such Notes coming due during the period between the signing of the Agreements to Exchange and Consent and the date of closing of the Merger or termination of the Merger Agreement. The implementation of these agreements is conditioned upon the closing of the Merger.


     The obligation to raise $20.0 million in equity by May 31, 1998 was also a requirement under the terms of the $12.32 million Series A and $3.1 million Series B Revolving Credit Notes issued to the Travelers Parties in November 1997 in connection with the Company's additional investment in Technocom. As a result of the Company's not raising such equity, the annual interest rate on the Series A and B Notes increased from 12% to 15% as of June 1, 1998.

     The Company was obliged to make required amortization payments in respect of the Series B Notes of $1.0 million on each of July 31 and August 31, and a final payment of $1.1 million on September 30, 1998. In relation to the Series A Notes, the Company was obliged to make a required amortization payment of $1.0 million on October 31, a further payment of $1.0 million on November 30 and a final payment of $10.32 million on December 31, 1998.

     The Company made the required payments due with respect to the Series B Notes on July 31 and August 31 and by agreement with the holders of the Series B Notes, the final payment of $1.1 million due on September 30 was deferred to December 31, 1998. Payment of this amount was guaranteed by News America, which owns approximately 38% of the Company's Common Stock.

     By agreement with the holders of the Series A and Series B Notes, the $1.0 million required payments due on the Series A Notes on October 31 and November 30 were also deferred to December 31, 1998, and these amounts were also guaranteed by News America.

     In addition to the required amortization payments called for under the terms of the Revolving Credit Notes, the Company did not effect certain voluntary amortization (or "targeted reduction in commitment") payments in respect of the Revolving Credit Notes of $0.5 million on July 31, $0.5 million on August 31, $1.0 million on September 30, $1.5 million on October 31, and $1.5 million on November 30, 1998, which resulted in the issuance of a total of 182,000 warrants to the Travelers Parties to acquire shares of Common Stock of the Company at an exercise price of $8.625 per share (the "Additional Warrants").

     On December 31, 1998 the Series A Notes and the amounts deferred under the Series B Notes would have matured and the balance due would have become payable in full. Taking into account the amounts deferred, the total that would have been due under the Series A and Series B Notes as of that date was $13.42 million, of which $3.1 million was guaranteed by News America as described above. Prior to December 31, 1998, the Travelers Parties issued a deferral of the payment of the amounts due to January 15, 1999. The Travelers Parties then gave the Company a further series of payment deferrals with respect to the amounts due under the Series A and Series B Notes, the last of which was given on May 10, 1999 and deferred payment of the Notes to May 31, 1999. In connection with the Merger, the Travelers Parties agreed to a restructuring of the Company's obligations to them, as described below, which included a further deferral to the date of closing of the Merger or termination of the Merger Agreement. The Company has continued to make monthly interest payments due on the Revolving Credit Notes on a current basis.

                                PLD TELEKOM INC.

     Under the terms of the Revolving Credit Agreement, if the Series A and Series B Notes were not repaid in full when due, the exercise price of all warrants issued to the holders of the Series A and Series B Notes would have been reset at $0.01 per share. In addition, in the event of such non payment, on December 31, 1998 and on the last day of each succeeding month until the Revolving Credit Notes were repaid in full, the holders of the Series A Notes would have been entitled to receive 70,000 additional warrants to purchase shares of the Company's Common Stock and the holders of the Series B Notes would have been entitled to receive 32,000 additional warrants to purchase shares of the Company's Common Stock, in each case at a price of $0.01 per share. All such warrants, referred to as "Default Warrants", would have had an expiration date ten years after their respective dates of issue.

     The Travelers Parties had expressly reserved their rights to claim all of the Default Warrants to which they would be entitled under the formula described above, and also to claim that the exercise price of the initial 423,000 warrants issued to the Travelers Parties and the Additional Warrants had been reset at $0.01 per share. Management of the Company believes that the Travelers Parties had no basis for such claims and, if asserted, they would not have been successful.

     In connection with the Merger, the Travelers Parties have reached agreement with MMG on the partial repayment of the Revolving Credit Notes upon the closing of the Merger and the amendment and restatement of the Revolving Credit Agreement and the Revolving Credit Notes (as so amended, the "Amended and Restated Notes") issued thereunder. Under the terms of this agreement, the Travelers Parties will be paid an aggregate of $8.5 million upon the closing of the Merger, and the balance of $4.92 million will be evidenced by the Amended and Restated Notes. In addition, the guarantees of News America described above will be released. Finally, the Travelers Parties have agreed to exchange all warrants held by them to purchase Common Stock of the Company for a combination of shares of Common Stock of the Company and warrants to purchase shares of common stock of MMG. These agreements with the Travelers Parties are conditioned upon the completion of the Merger.

     Pursuant to an amendment to a supply contract between PLD Capital Asset (U.S.) Inc., a wholly owned subsidiary of the Company, and Siemens, which was originally entered into in August 1997, the Company has restructured the amount outstanding as of June 30, 1999 of $1.1 million, whereby $0.7 million has been deferred for payment during the period June 30, 2000 to December 31, 2003.

(6) CONTINGENCIES

     (a) Under applicable Russian currency control regulations, the Company's Russian subsidiaries are required to have certain licenses from the Central Bank of Russia to enable them to make payments of and accept receipts of hard currency. While PeterStar, BCL and Teleport-TP have or have applied for all the necessary licenses, failure to receive the remaining licenses could result in fines and penalties. Management does not believe that such fines and penalties would be material.

     (b) Certain of the Company's subsidiaries have accrued profits and other taxes based on interpretations of the law which may ultimately be disputed by the local taxation authorities. The exposure to additional profits and other taxes, fines and penalties is not determinable, although the Company believes such amounts will not be material.

     (c) At June 30, 1999, PeterStar had commitments of approximately $1.4 million related to the acquisition of telecommunications equipment. The PeterStar supply contracts provide for financing of these amounts over approximately five years.

     (d) Teleport-TP currently utilizes capacity on three Intelsat satellites for the provision of its international and domestic long distance services, pursuant to rolling fifteen year contracts with Intelsat. These agreements require quarterly payments of $1.1 million for the remainder of their terms.

                                PLD TELEKOM INC.

     (e) The Company periodically guarantees certain obligations of its subsidiaries. As of June 30, 1999, the only guarantee that is currently outstanding is to Siemens in the amount of $1.4 million relating to equipment purchased by Technocom.

(7) OPERATIONS BY GEOGRAPHIC AREA AND INDUSTRY SEGMENT

     The Company is a major provider of local, long distance and international telecommunications services in the Russian Federation and the former Soviet Union. The activities of the Company are primarily segmented by reference to the businesses of its principal operating subsidiaries.

     PeterStar provides integrated local, long distance and international telecommunications services in St. Petersburg, Russia, through a fully digital fiber optic network.

     Technocom, through Teleport-TP, provides dedicated international telecommunications services to customers in Moscow and operates a satellite based pan-Russian long-distance network.

     ALTEL is currently the major provider of national cellular service in Kazakhstan.

     BCL provides dedicated international telecommunications services in St. Petersburg, Russia.

     Other activities of the Company relate principally to its corporate head office in New York, its operations center in London, and to smaller, less significant businesses primarily in their start-up phase.

     The Company's main financial criteria for assessing the importance and performance of its segments are by reference to revenues, earnings/(loss) before income taxes and minority interest, and total assets.

     A summary of the Company's operations by segment is as follows:

                                              THREE MONTHS ENDED     SIX MONTHS ENDED
                                                   JUNE 30               JUNE 30
                                              ------------------    ------------------
                                               1999       1998       1999       1998
                                              -------    -------    -------    -------
                                                           (IN THOUSANDS)
Revenues:

  PeterStar.................................  $13,818    $20,281    $27,723    $37,750
  Technocom.................................    4,650      5,512      9,034     11,336
  ALTEL.....................................    5,839     10,128     13,760     19,677
  BCL.......................................    2,289      2,780      4,710      5,104
  Other.....................................    1,378        539      2,101        539
                                              -------    -------    -------    -------
          Total revenues....................  $27,974    $39,240    $57,328    $74,406
                                              =======    =======    =======    =======


                                           THREE MONTHS ENDED       SIX MONTHS ENDED
                                                 JUNE 30                JUNE 30
                                           -------------------    --------------------
                                             1999       1998        1999        1998
                                           --------    -------    --------    --------
                                                         (IN THOUSANDS)

Earnings/(loss) before income taxes and
  minority interest:
  PeterStar..............................  $  5,024    $ 8,049    $  8,623    $ 15,407
  Technocom..............................    (2,385)    (4,502)     (6,658)     (4,477)
  ALTEL..................................      (342)     3,541       1,184       6,887
  BCL....................................        29        257         202         501
  Corporate..............................   (10,527)    (8,161)    (21,612)    (17,169)
  Other..................................       593      1,501         938       1,689
                                           --------    -------    --------    --------
          Total (loss)/earnings before
            income taxes and minority
            interest.....................  $ (7,608)   $   685    $(17,323)   $  2,838
                                           ========    =======    ========    ========

                                PLD TELEKOM INC.

                                                               AS OF         AS OF
                                                              JUNE 30,    DECEMBER 31,
                                                                1999          1998
                                                              --------    ------------
Total assets:

  PeterStar.................................................  $136,458      $132,814
  Technocom.................................................   103,288       106,055
  ALTEL.....................................................    56,299        59,008
  BCL.......................................................     6,953         6,883
  Corporate.................................................    31,062        36,491
  Other.....................................................    17,100        10,857
                                                              --------      --------
          Total assets......................................  $351,160      $352,108
                                                              ========      ========

     A summary of the Company's operations by geographic region is as follows:


                                           THREE MONTHS ENDED       SIX MONTHS ENDED
                                                JUNE 30                 JUNE 30
                                          --------------------    --------------------
                                            1999        1998        1999        1998
                                          --------    --------    --------    --------
                                                         (IN THOUSANDS)
Revenues:

  Russia................................  $ 21,051    $ 29,112    $ 41,845    $ 54,729
  Kazakhstan............................     5,839      10,128      13,760      19,677
  Other.................................     1,084          --       1,723          --
                                          --------    --------    --------    --------
          Total revenues................  $ 27,974    $ 39,240    $ 57,328    $ 74,406
                                          ========    ========    ========    ========

Earnings/(loss) before income taxes and
  minority interest:
  Russia................................  $  2,697    $  4,088    $  2,100    $ 11,715
  Kazakhstan............................      (342)      3,541       1,184       6,887
  North America.........................    (9,802)     (6,474)    (20,146)    (15,294)
  Other.................................      (161)       (470)       (461)       (470)
                                          --------    --------    --------    --------
          Total (loss)/earnings before
            income taxes and minority
            interest....................  $ (7,608)   $    685    $(17,323)   $  2,838
                                          ========    ========    ========    ========


                                                               AS OF         AS OF
                                                              JUNE 30,    DECEMBER 31,
                                                                1999          1998
                                                              --------    ------------
Total assets:

  Russia....................................................  $250,557      $249,658
  Kazakhstan................................................    59,299        59,008
  North America.............................................    30,787        38,793
  Other.....................................................    10,517         4,649
                                                              --------      --------
          Total assets......................................  $351,160      $352,108
                                                              ========      ========


(8) RESTATEMENT



     The Company has restated its consolidated interest expense for the six months ended June 30, 1999, in order to reflect additional interest of $0.7 million related to the beneficial conversion feature of two notes issued to News America Inc. during the three months ended March 31, 1999 and recognized in that period. The effect of this restatement has been to increase consolidated interest expense from $13.0 million to $13.8 million and net loss per share from $0.62 to $0.64 for the six months ended June 30, 1999.

                                      APPENDIX B

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

    The following Unaudited Pro Forma Combining Balance Sheet of Metromedia International Group as of June 30, 1999 and Unaudited Pro Forma Combining Statements of Operations for the six months ended June 30, 1999 and the year ended December 31, 1998 illustrate the effect of the merger and the restructuring of PLD Telekom's obligations and purchase of the Technocom Limited minority interests. The Unaudited Pro Forma Combining Balance Sheet assumes that the transactions referred to above are completed as of June 30, 1999 and the Unaudited Pro Forma Combining Statements of Operations assumes that the transactions referred to above have been completed as of the beginning of the periods presented.

    Under the terms of the transaction, the holders of PLD Telekom common stock will receive shares of Metromedia International Group common stock on the basis of an exchange ratio that values each share of PLD Telekom common stock at $3.50 per share if the average Metromedia International Group price per share is between $5.25 and $6.25 at closing. If the average price of Metromedia International Group common stock exceeds $6.25 per share, each share of PLD Telekom common stock will be exchanged for .56 shares of Metromedia International Group common stock, not to exceed $4.48 per share of Metromedia International Group common stock. If the average price of Metromedia International Group common stock is less than $5.25 per share, each share of PLD Telekom common stock will be exchangeable for .6667 shares of Metromedia International Group common stock, subject to termination and "top-up" rights.

    We have prepared these Unaudited Pro Forma Combining Financial Statements using the actual exchange ratio of .6353 and a stock price of $4.3125. See "About our Merger with PLD Telekom."

ACCOUNTING TREATMENT

    We will record the merger as a purchase transaction. For accounting purposes, Metromedia International Group will be deemed to be the surviving corporation in the merger.

    The pro forma adjustments are based upon currently available information and upon assumptions that management of each of Metromedia International Group and PLD Telekom believes are reasonable. We will account for the merger based upon the estimated fair market value of the net tangible and intangible assets acquired at the date of acquisition. The adjustments included in the Unaudited Pro Forma Combining Financial Statements represent the preliminary determination of these adjustments based upon available information. We cannot assure you that the actual adjustments will not differ significantly from the pro forma adjustments reflected in the pro forma financial information.

    The Unaudited Pro Forma Combining Financial Statements are not necessarily indicative of either future results of operations or results that might have been achieved if the foregoing transactions had been consummated as of the indicated dates. The Unaudited Pro Forma Combining Financial Statements should be read in conjunction with the historical financial statements of Metromedia International Group and PLD Telekom, together with the related notes thereto. We have incorporated those historical financial statements in this document by reference.

                      METROMEDIA INTERNATIONAL GROUP, INC.
                  UNAUDITED PRO FORMA COMBINING BALANCE SHEET
                                 (IN THOUSANDS)

                                                                              JUNE 30, 1999
                                                         -------------------------------------------------------
                                                                                      PRO FORMA
                                                                                     MERGER AND
                                                                                        DEBT         METROMEDIA
                                                         METROMEDIA      PLD        RESTRUCTURING     PRO FORMA
                                                         HISTORICAL   HISTORICAL     ADJUSTMENTS      COMBINED
                                                         -----------  ----------  -----------------  -----------
Cash and cash equivalents..............................   $ 101,948   $    7,882     $    (6,741)(1)  $  95,384
                                                                                          (8,500)(1)
                                                                                         (12,595)(1)
                                                                                            (304)(1)
                                                                                          (1,526)(1)
                                                                                          15,220 (2)
Accounts receivable....................................      39,256       14,094              --         53,350
Inventories............................................      56,356        3,557              --         59,913
Other current assets...................................       9,592       13,984          (3,014)(3)     20,562
                                                         -----------  ----------  -----------------  -----------
    Current assets.....................................     207,152       39,517         (17,460)       229,209
Escrow funds...........................................          --       15,220         (15,220)(2)         --
Investments in and advances to Joint Ventures..........     156,199        8,607              --        164,806
Property, plant and equipment, net.....................      34,209      172,171              --        206,380
Intangibles............................................     157,743      107,231         (35,364)(1)    310,937
                                                                                          81,327 (1)
Other assets...........................................       4,229        8,414          (5,884)(1)      6,759
                                                         -----------  ----------  -----------------  -----------
    Total assets.......................................   $ 559,532   $  351,160     $     7,399      $ 918,091
                                                         -----------  ----------  -----------------  -----------
                                                         -----------  ----------  -----------------  -----------
Accounts payable and accrued expenses..................   $  83,838   $   35,109     $     7,000 (1)  $ 112,791
                                                                                         (12,549)(1)
                                                                                            (582)(1)
                                                                                             (11)(1)
                                                                                             (14)(3)
Short-term debt........................................         886       30,283          (6,450)(1)      8,299
                                                                                         (13,420)(1)
                                                                                          (3,000)(3)
Other current liabilities..............................          --       10,908              --         10,908
                                                         -----------  ----------  -----------------  -----------
    Current liabilities................................      84,724       76,300         (29,026)       131,998
Long-term debt.........................................      43,773      150,095        (138,251)(1)    218,586
                                                                                           4,920 (1)
                                                                                         158,049 (1)
Other liabilities......................................       4,807           --              --          4,807
                                                         -----------  ----------  -----------------  -----------
    Total liabilities..................................     133,304      226,395          (4,308)       355,391
                                                         -----------  ----------  -----------------  -----------
Minority interest......................................      30,318       23,108              --         53,426
Stockholders' equity:
  7 1/4% cumulative convertible preferred stock........     207,000           --              --        207,000
  Preferred stock......................................          --            4              (4)(1)         --
  Common stock.........................................      69,162          378            (378)(1)     93,270
                                                                                          24,108 (1)
Paid-in surplus........................................   1,012,987      245,332        (245,332)(1)  1,102,243
                                                                                          79,858 (1)
                                                                                           2,031 (1)
                                                                                           5,484 (1)
                                                                                           1,883 (1)
Accumulated deficit....................................    (887,674)    (144,057)        144,057 (1)   (887,674)
Accumulated other comprehensive loss...................      (5,565)          --              --         (5,565)
                                                         -----------  ----------  -----------------  -----------
Total stockholders' equity.............................     395,910      101,657          11,707        509,274
                                                         -----------  ----------  -----------------  -----------
    Total liabilities and stockholders' equity.........   $ 559,532   $  351,160     $     7,399      $ 918,091
                                                         -----------  ----------  -----------------  -----------
                                                         -----------  ----------  -----------------  -----------

 See accompanying notes to unaudited pro forma combining financial statements.

                      METROMEDIA INTERNATIONAL GROUP, INC.
             UNAUDITED PRO FORMA COMBINING STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                      SIX MONTHS ENDED JUNE 30, 1999
                                                         --------------------------------------------------------
                                                                                       PRO FORMA
                                                                                       MERGER AND
                                                          METROMEDIA                      DEBT        METROMEDIA
                                                          HISTORICAL       PLD       RESTRUCTURING     PRO FORMA
                                                             (13)       HISTORICAL    ADJUSTMENTS      COMBINED
                                                         -------------  ----------  ----------------  -----------
Revenues...............................................   $   132,647   $   57,328     $       --      $ 189,975

Cost and expenses:
  Cost of sales and operating expenses.................        79,572       17,483             --         97,055
  Selling, general and administrative..................        60,602       26,450             --         87,052
  Depreciation and amortization........................         8,587       16,520         (1,004)(7)     28,169
                                                                                            4,066 (8)
                                                         -------------  ----------        -------     -----------
Operating loss.........................................       (16,114)      (3,125)        (3,062)       (22,301)
Other income (expense):
  Interest expense.....................................        (6,929)     (14,367)        11,880 (4)    (15,754)
                                                                                           (8,369)(4)
                                                                                            1,289 (5)
                                                                                            1,014 (6)
                                                                                             (258)(6)
                                                                                              (14)(11)

  Interest income......................................         4,246          489           (669)(10)     4,052
                                                                                              (14)(11)
  Equity in losses of unconsolidated investees.........        (5,933)        (430)            --         (6,363)
  Other................................................        (2,794)         110             --         (2,684)
                                                         -------------  ----------        -------     -----------
Loss before income tax expense and minority interest...       (27,524)     (17,323)         1,797        (43,050)
Income tax expense.....................................          (205)      (4,723)            --         (4,928)
Minority interest......................................         4,852       (2,087)            --          2,765
                                                         -------------  ----------        -------     -----------
Net loss...............................................       (22,877)     (24,133)         1,797        (45,213)
Cumulative convertible preferred stock dividend
  requirement..........................................        (7,504)          --             --         (7,504)
                                                         -------------  ----------        -------     -----------
Net loss attributable to common stockholders...........   $   (30,381)  $  (24,133)    $    1,797      $ (52,717)
                                                         -------------  ----------        -------     -----------
                                                         -------------  ----------        -------     -----------

Weighted average number of common shares-- Basic
  (12).................................................        69,137       37,847                        93,245
                                                         -------------  ----------                    -----------
                                                         -------------  ----------                    -----------

Loss per common share--Basic:
Net loss attributable to common stockholders...........   $     (0.44)  $    (0.64)                    $   (0.57)
                                                         -------------  ----------                    -----------
                                                         -------------  ----------                    -----------

 See accompanying notes to unaudited pro forma combining financial statements.

                      METROMEDIA INTERNATIONAL GROUP, INC.
             UNAUDITED PRO FORMA COMBINING STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                             YEAR ENDED DECEMBER 31, 1998
                                                                ------------------------------------------------------
                                                                                              PRO FORMA
                                                                                             MERGER AND
                                                                 METROMEDIA                     DEBT       METROMEDIA
                                                                 HISTORICAL        PLD      RESTRUCTURING   PRO FORMA
                                                                    (13)       HISTORICAL    ADJUSTMENTS    COMBINED
                                                                -------------  -----------  -------------  -----------
Revenues......................................................   $   240,292   $   145,360   $        --    $ 385,652
Cost and expenses:
  Cost of sales and operating expenses........................       155,916        45,348            --      201,264
  Selling, general and administrative.........................       153,327        63,993            --      217,320
  Depreciation and amortization...............................        20,588        26,071        (1,080)(7)   53,712
                                                                                                   8,133 (8)

  Nonrecurring charge.........................................        40,317                          --       40,317
                                                                -------------  -----------  -------------  -----------
Operating income (loss).......................................      (129,856)        9,948        (7,053)    (126,961)
Other income (expense):
  Interest expense............................................       (16,331)      (23,732)       20,760 (4)  (33,906)
                                                                                                 (16,738)(4)
                                                                                                      35 (5)
                                                                                                   2,617 (6)
                                                                                                    (517)(6)
  Interest income.............................................        12,746         2,384        (1,309)(10)  13,821
  Equity in losses of unconsolidated investees................       (18,151)         (958)           --      (19,109)
Other.........................................................         5,390       (11,203)           --       (5,813)
                                                                -------------  -----------  -------------  -----------
Loss before income tax benefit (expense) and minority
  interest....................................................      (146,202)      (23,561)       (2,205)    (171,968)
Income tax benefit (expense)..................................           358        (9,864)           --       (9,506)
Minority interest.............................................         9,858        (9,386)       (2,038)(9)   (1,566)
                                                                -------------  -----------  -------------  -----------
Loss from continuing operations...............................      (135,986)      (42,811)       (4,243)    (183,040)
Cumulative convertible preferred stock dividend requirement...       (15,008)           --            --      (15,008)
                                                                -------------  -----------  -------------  -----------
Loss from continuing operations attributable to common
  stockholders................................................   $  (150,994)  $   (42,811)  $    (4,243)   $(198,048)
                                                                -------------  -----------  -------------  -----------
                                                                -------------  -----------  -------------  -----------
Weighted average number of common
  shares--Basic (12)..........................................        68,955        35,274                     93,063
                                                                -------------  -----------                 -----------
                                                                -------------  -----------                 -----------
Loss per common share--Basic:
Loss from continuing operations attributable to common
  stockholders................................................   $     (2.19)  $     (1.21)                 $   (2.13)
                                                                -------------  -----------                 -----------
                                                                -------------  -----------                 -----------

 See accompanying notes to unaudited pro forma combining financial statements.

                      METROMEDIA INTERNATIONAL GROUP, INC.

          NOTES TO UNAUDITED PRO FORMA COMBINING FINANCIAL STATEMENTS

------------------------

(1) Reflects the acquisition by Metromedia International Group of PLD Telekom at June 30, 1999 as follows:

     (i) the issuance of 24.108 million common shares of Metromedia International Group at a price of $4.3125 at September 27, 1999. Each share of outstanding PLD Telekom common stock will be converted into .6353 shares of Metromedia International Group common stock in accordance with the exchange ratio contained in the merger agreement;

    (ii) the exchange by holders of PLD Telekom's 14.0% senior discount notes due 2004 with carrying value of $111,751,000 and 9.0% convertible subordinated notes with a carrying value of $25,000,000 together with accrued interest payable of $12,549,000 (together, the PLD notes) for Metromedia International Group's 10.5% senior discount notes due 2007 with a value of $158,049,000. Under the terms of the transactions, holders of PLD Telekom's 14.0% senior discount notes will receive Metromedia International Group 10.5% senior discount notes with an accreted value of $123.0 million and holders of PLD Telekom's 9.0% convertible subordinated notes will receive Metromedia International Group 10.5% senior discount notes with an accreted value of $22.5 million. Additionally, the holders of the PLD Telekom 14.0% senior discount notes and 9.0% convertible subordinated notes will receive Metromedia International Group 10.5% senior discount notes with an accreted value of $12.549 million as payment for accrued interest payable on such notes.

   (iii) the repayment of $1.5 million of 9% convertible subordinated notes at 101% of face value and the related accrued interest of $11,000 for $1,526,000.

    (iv) the repayment of $6.45 million of News America notes payable and $582,000 of interest payable for $6.741 million. Under the terms of the transaction, News America has agreed to retroactively reduce the interest rate it has charged to PLD Telekom from 20% per year to 10% per year, thereby resulting in a reduction of the accrued interest payable;

     (v) the purchase of the equity interests of the two minority shareholders of Technocom Limited. Under the terms of the transaction, the minority shareholders of Technocom Limited have agreed to sell their interests in Technocom Limited to PLD Telekom for a purchase price of $12,595,000;

    (vi) the payment of $8.5 million of $13.42 million of the loans owed to Travelers. Under the terms of the transaction, Travelers has agreed to accept $8.5 million of the principal amount owed by PLD Telekom at closing and to defer repayment of the remaining $4.92 million of principal amount owed by PLD Telekom until August 30, 2000;

   (vii) the redemption of PLD Telekom's Series II and Series III preferred stock for cash;

  (viii) the value of warrants to purchase 700,000 shares of Metromedia International Group common stock issued to Travelers in exchange for outstanding warrants. Such value has been determined using the Black-Scholes method assuming 72.5% volatility, a risk free interest rate of 5.2% and an average exercise period of 10 years;

    (ix) the value of options exchanged for outstanding PLD Telekom options. Such value has been determined using the Black-Scholes method assuming 72.5% volatility, a risk free interest rate of 5.07% and an average exercise period of 3 years;

                      METROMEDIA INTERNATIONAL GROUP, INC.

     (x) the value of warrants exchanged for outstanding PLD Telekom warrants. Such value has been determined using the Black-Scholes method assuming 72.5% volatility, a risk free interest rate of 5.02% and average exercise period of 21 months;

    (xi) estimated transaction costs; and

   (xii) the elimination of historical net assets acquired comprised of PLD Telekom's historical stockholders' equity, historical debt and related interest either repaid or refinanced in the merger reduced by goodwill and deferred financing fees (in thousands, except per share information).

Issuance of Common Stock
  PLD Telekom shares outstanding at June 30, 1999
    adjusted for 100,000 shares to be issued to
    Travelers...........................................     37,947
  Number of shares issued to acquire PLD Telekom........     24,108
  Per share price.......................................  $  4.3125
                                                          ---------
Value of shares issued..................................             $ 103,966
Value of debt exchanged.................................               158,049
Partial repayment of 9% convertible subordinated                         1,526
  notes.................................................
Repayment of News America notes payable and interest....                 6,741
Payment for minority interests of Technocom Limited.....                12,595
Partial repayment of loans owed to Travelers............                 8,500
Payment for PLD Telekom preferred stock.................                   304
Value of warrants issued to Travelers...................                 2,031
Value of options exchanged..............................                 5,484
Value of warrants exchanged.............................                 1,883
Estimated transaction costs.............................                 7,000
                                                                     ---------
Purchase price..........................................               308,079
Less Net Assets Acquired
  PLD Telekom Historical Stockholders' Equity...........    101,657
  PLD Telekom Historical Debt and Related Interest
    Repaid or Refinanced................................    166,343
  PLD Telekom Historical Goodwill.......................    (35,364)
  PLD Telekom Historical Deferred Financing Fees........     (5,884)
                                                          ---------
                                                                       226,752
                                                                     ---------
Excess of cost over historical net assets acquired......             $  81,327
                                                                     ---------
                                                                     ---------

    For illustrative purposes, Metromedia International Group has made a preliminary allocation of excess cost over estimated net assets acquired to goodwill as PLD Telekom's assets and liabilities are estimated to approximate fair value. The final allocation of purchase price to assets and liabilities acquired will depend upon the final purchase price as determined by the final exchange ratio and the amount of debt and related interest to be repaid or refinanced and the final estimates of fair values of assets and liabilities of PLD Telekom at the closing date. Metromedia International Group will undertake a study to determine the fair values of assets and liabilities acquired and will allocate the purchase price accordingly. Metromedia International Group believes that the carrying value of current assets and current liabilities approximates fair value and that the excess of cost over historical net assets acquired will be allocated to property and

                      METROMEDIA INTERNATIONAL GROUP, INC.

     equipment, telecommunication licenses, other identifiable intangibles and goodwill. However, there can be no assurance that the actual allocation will not differ significantly from the pro forma allocation.

(2) Reflects removal of restrictions on escrowed funds in connection with the exchange of the PLD Telekom notes.

(3) Reflects elimination of bridge loan provided to PLD Telekom by Metromedia together with accrued interest.

(4) Reflects the elimination of historical interest expense attributable to the PLD notes and the recording of interest expense for the Metromedia International Group 10.5% senior discount notes.

(5) Reflects the elimination of historical interest expense attributable to the News America notes payable.

(6) Reflects the elimination of interest expense attributable to the $13.42 million of Travelers' 12.0% revolving credit notes and accrual of interest on $4.92 million of Travelers' notes at 10.5%.

(7) Reflects the elimination of amortization of historical PLD Telekom goodwill.

(8) Reflects amortization expense of the excess of cost over historical net assets acquired in the merger by use of the straight-line method over 10 years. Should the allocation of such excess of cost over historical net assets acquired differ significantly as described in note 1 above, amortization expense could increase since the lives of assets other than goodwill may be shorter.

(9) Reflects reversal of minority interest income recorded by PLD Telekom as a result of the allocation of a portion of the 1998 net loss of Technocom Limited to the minority. In connection with the acquisition of the minority interest, the pro-forma assumes that the minority interest was acquired at the beginning of the period (January 1, 1998). As such, the entry reflects the reversal of the 1998 credit for allocation of losses to the minority interest. As of December 31, 1998, the minority interest was fully depleted and no such allocation of the Technocom Limited loss has been made subsequent to December 31, 1998.

(10) Reflects elimination of interest income on cash used in connection with payments of certain PLD Telekom debt and purchase of minority interests of Technocom Limited.

(11) Reflects elimination of interest income and expense on bridge financing facility provided to PLD Telekom by Metromedia International Group.

(12) The average common shares outstanding used in calculating pro forma loss per common share from continuing operations are calculated assuming that the estimated number of shares of Metromedia International Group common stock to be issued in the merger were outstanding from the beginning of the periods presented. Options and warrants to purchase shares of common stock as well as shares of common stock issuable upon conversion of Metromedia International Group's convertible preferred stock were not included in computing pro forma diluted earnings per common share because their inclusion would result in a smaller loss per common share.

(13) Ningbo Ya Mei Telecommunications, Ltd., one of Metromedia International Group's two telecommunications joint ventures in Ningbo Municipality, China, has received a letter from China Unicom stating that the supervisory department of the Chinese government had requested that China Unicom terminate the project with Ningbo Ya Mei. China Unicom subsequently informed Metromedia International Group that the notification also applies to Metromedia International

                      METROMEDIA INTERNATIONAL GROUP, INC.

     Group's other joint venture in Ningbo Municipality. The notification from China Unicom requested that negotiations begin immediately regarding the amounts to be paid to Ningbo Ya Mei, including return of investment made and appropriate compensation and other matters related to the winding up of the joint venture's activities as a result of this notice. Negotiations regarding the terms of the termination have begun and are continuing. The content of the negotiations includes determining the investment principal of Metromedia International Group's Ningbo joint ventures, appropriate compensation and other matters related to termination of contracts. The letter further stated that due to technical reasons which were not specified, the cash distribution plan for the first half of 1999 had not been decided, and that China Unicom also expected to discuss this subject with Ningbo Ya Mei. As a result, Metromedia International Group cannot currently determine the amount of compensation that its Ningbo joint ventures will receive.

     While there can be no assurance that China Unicom will provide similar letters to Metromedia International Group's other two sino-sino-foreign telephony-related joint ventures, Metromedia International Group expects that these joint ventures will also be the subject of project termination negotiations. Metromedia International Group cannot yet predict the effect on it of the Ningbo joint ventures' negotiations and the expected winding up of Metromedia International Group's other two telephony-related joint ventures, but Metromedia International Group believes such negotiations, if adversely concluded, or the failure to make scheduled cash distributions, could have a material adverse effect on its financial position and results of operations. Depending on the amount of compensation it receives, Metromedia International Group will record a non cash charge equal to the difference between the sum of the carrying values of its investment and advances made to joint ventures plus goodwill less the cash compensation it receives from the joint ventures which China Unicom has paid. Metromedia International Group's investment in and advances to joint ventures and goodwill balance at June 30, 1999 were approximately $71 million and $67 million, respectively. No adjustment has been made to the unaudited pro forma combined financial statements to writedown goodwill relating to Metromedia International Group's telecommunications joint ventures in China.